UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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EDDIE BAUER HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EDDIE BAUER HOLDINGS, INC.
10401 NE 8th Street, Suite 500
Bellevue, Washington 98004

March 19, 2008

Dear Eddie Bauer Stockholder:

You are cordially invited to attend the 2008 annual meeting of stockholders of Eddie Bauer Holdings, Inc. (“Eddie Bauer”) to be held at 8:30 a.m., Pacific Time, on May 2, 2008, at the Eddie Bauer corporate offices, 10401 NE 8th Street, Bellevue, Washington, Fifth Floor. Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Your Board of Directors has fixed the close of business on March 10, 2008, as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2008 annual meeting of stockholders. Whether or not you plan to attend the meeting, please use the enclosed proxy to vote promptly — by telephone or Internet, or by signing, dating and returning the proxy card in the postage-paid envelope provided. Your proxy is being solicited by, and on behalf of, the Board of Directors. The Proxy Statement explains more about proxy voting. Please read it carefully.

Thank you for your continued support of our company.

Sincerely,

William T. End
Chairman of the Board

THIS PROXY STATEMENT IS FIRST BEING MAILED TO
STOCKHOLDERS ON OR ABOUT MARCH 31, 2008

EDDIE BAUER HOLDINGS, INC.

10401 NE 8th Street, Suite 500
Bellevue, Washington 98004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	May 2, 2008

TIME	8:30 a.m. PDT

PLACE	10401 NE 8th Street, Fifth Floor Bellevue, Washington

ITEMS OF BUSINESS	(1) To elect ten members of the Board of Directors for one year terms.

(2) To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2009.

(3) To transact any other business as may properly come before the Annual Meeting and any adjournment or postponement.

You can vote if, at the close of business on March 10, 2008, you were a stockholder of the Company.

Freya Brier
Senior Vice President, General Counsel and Secretary

March 19, 2008

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE YOUR SHARES BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES THROUGH THE INTERNET OR BY TELEPHONE, AS INDICATED ON YOUR PROXY CARD.

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EDDIE BAUER HOLDINGS, INC.
10401 NE 8th Street, Ste. 500
Bellevue, Washington 98004

PROXY STATEMENT

Our Board of Directors is soliciting proxies to be voted at the 2008 annual meeting of stockholders (the Annual Meeting) to be held on May 2, 2008. Your vote is very important. For this reason, our Board of Directors is requesting that you permit your common stock to be represented at the Annual Meeting by the proxies named on the enclosed proxy card. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

Proxy materials, which include the Proxy Statement, proxy card and the Annual Report on Form 10-K for the fiscal year ended December 29, 2007 (the Annual Report) will be mailed by us to our stockholders beginning on or about March 31, 2008. In this Proxy Statement, the terms “Eddie Bauer,” “Company,” “we,” “us” and “our” refer to Eddie Bauer Holdings, Inc.

QUESTIONS AND ANSWERS

Q:	Where and when is the Annual Meeting

A:	The Annual Meeting will be held at our offices at 10401 NE 8th Street, Fifth Floor, Bellevue, Washington at 8:30 a.m. PDT on May 2, 2008.

Q:	What items of business will be voted on at the Annual Meeting?

A:	There are two items of business scheduled to be voted on at the Annual Meeting:

• Election of ten members to the Board of Directors;

• Ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2009.

We will also consider other business that properly comes before the Annual Meeting.

Q:	How does the Board of Directors recommend that I vote?

A:	Our Board of Directors recommends that you vote:

• “FOR” the election of Eddie Bauer’s nominees to the Board of Directors; and

• “FOR” ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2009.

Q:	What is the voting requirement to approve each of the items?

A:	Proposal 1 — Election of Directors	The ten people receiving the highest number of “FOR” votes at the Annual Meeting will be elected.
	Proposal 2 — Ratification of appointment of independent registered public accounting firm	The affirmative “FOR” vote of a majority of the votes cast on this item at the Annual Meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by our Transfer Agent and Inspector of Elections and published in our Quarterly Report on Form 10-Q for the fiscal quarter ending June 28, 2008.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made and paid for by Eddie Bauer. Our directors, officers and employees may solicit proxies by personal interview, mail, e-mail, telephone, facsimile transmission or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Eddie Bauer common stock that brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:	Who may vote at the Annual Meeting?

A:	You may vote your Eddie Bauer common stock at the Annual Meeting if our records show that you owned your shares of common stock at the close of business on March 10, 2008, which we refer to as the “Record Date.” On March 10, 2008, there were 30,677,886 shares of common stock outstanding, and approximately 503 holders of record. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Q:	How can I vote my shares?

A:	If your shares are registered directly in your name with Computershare Trust Company, Inc., our “Transfer Agent,” the proxy materials, including the proxy card, are being sent directly to you by Eddie Bauer, and you can vote in any of the ways described below. If you hold shares in street name through a broker, bank or other nominee rather than directly in your own name, the proxy materials are being forwarded to you by the bank, broker or other nominee, and you will need to provide a proxy to your nominee to vote, unless you obtain a legal proxy to vote the shares in person. If you owned your shares on March 10, 2008, you may vote in one of the following ways:

• By telephone, using the toll-free number listed on your proxy card (if held in your name) or vote instruction card (if held in street name). Votes may be cast through 1:00 a.m. (Central time) on May 2, 2008;

• By internet, using the address provided on the proxy or vote instruction card. Internet votes may be cast through 1:00 a.m. (Central time) on May 2, 2008;

• By marking, signing, dating and mailing each proxy or vote instruction card pursuant to the instructions enclosed. If you return your proxy without marking the boxes showing how you wish to vote, your shares will be voted FOR each proposal. If you hold your shares through a broker, bank or other nominee and you do not provide your broker with specific voting instructions, your broker will have the authority to vote your shares on Proposals 1 (election of directors) and 2 (ratification of auditors), but not on nonroutine matters that might properly come before the meeting for consideration; or

• By attending the Annual Meeting. If you hold shares in street name, a legal proxy from your nominee must be brought to the Annual Meeting for you to vote at the meeting.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the two items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the person named as proxies, William T. End and McNeil S. Fiske Jr., will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.

Q:	What happens if I abstain?

A:	For purposes of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

Q:	What is the quorum requirement for the Annual Meeting?

A:	A majority of Eddie Bauer’s outstanding shares as of the Record Date must be present at the Annual Meeting for the Company to hold the Annual Meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes if you:

• are present and voting at the Annual Meeting; or

• have properly submitted a proxy card or voted over the Internet or by telephone.

Q:	How can I change my vote after I return my proxy card?

A:	You can revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may do this by:

• written notice to the Secretary of the Company;

• timely delivery of a valid, later-dated proxy or a later-dated vote on the Internet or by telephone; or

• voting by ballot at the Annual Meeting.

If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

Q:	How can I obtain a separate set of proxy materials?

A:	To reduce the expense of delivering duplicate proxy materials to our stockholders who may have more than one Eddie Bauer common stock account, we are delivering only one set of the 2007 Annual Report and the Proxy Statement to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the proxy materials for each of these stockholders. If you share an address with another stockholder and have received only one set of proxy materials, you may write or call us to request to receive a separate copy of these materials at no cost to you. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us to request future delivery of a single copy of these materials. You may contact us regarding these matters by writing or calling us at:

Eddie Bauer Holdings, Inc.
Attention: Investor Relations
10401 NE 8th Street, Suite 500
Bellevue, WA 98004
(425) 755-6544

Q:	Is there a list of stockholders entitled to vote at the Annual Meeting?

A:	The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting for any purpose relevant to the Annual Meeting, between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, at our principal executive offices by contacting the Secretary of the Company.

Q:	Are copies of the proxy materials and annual report available electronically?

A:	The Notice of Annual Meeting and Proxy Statement and the 2007 Annual Report are available on our website at http://investors.eddiebauer.com/.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting?

A:	Any stockholder who intends to present a proposal at the 2009 annual meeting of stockholders for inclusion in our Proxy Statement and proxy card relating to our 2009 annual meeting of stockholders must submit his, her or its proposal addressed to Corporate Secretary, Eddie Bauer Holdings, Inc., 10401 NE 8th Street, Ste. 500, Bellevue, Washington 98004 by February 2, 2009. The rules and regulations promulgated by the Securities and Exchange Commission (the SEC) provide that if the date of the Company’s 2009 annual meeting of stockholders is advanced or delayed more than 30 days from the date of the 2008 Annual Meeting, stockholder proposals intended to be included in the proxy materials for the 2009 annual meeting of stockholders must be received by the Company within a reasonable time before the Company begins to print and mail the proxy materials for the 2009 annual meeting of stockholders. Upon determination by the Company that the date of the 2009 annual meeting of stockholders will be advanced or delayed by more than 30 days from the date of the 2009 Annual Meeting, the company will disclose that change in the earliest possible public filing.

If a stockholder intends to present a proposal at our 2009 annual meeting of stockholders, but does not intend to have it included in our Proxy Statement, the proposal must be delivered to our Secretary no earlier than January 3, 2009, and no later than February 2, 2009. If the date of our 2009 annual meeting of stockholders is advanced or delayed by more than 30 days from the date of the 2008 Annual Meeting, the proposal must be delivered by the close of business on the 10th day following the earlier of the day on which notice of the date of our 2009 annual meeting of stockholders is mailed or we publicly disclose the date of our 2009 annual meeting of stockholders.

Q:	How do I recommend a candidate for election as a director?

A:	Stockholders who wish to recommend a candidate for election as a director at our 2009 annual meeting of stockholders must submit their recommendations no earlier than January 3, 2009, and no later than February 2, 2009. If the date of our 2009 annual meeting of stockholders is advanced or delayed by more than 45 days from the date of the 2008 Annual Meeting, the proposal must be delivered no earlier than 120 days before the meeting, and no later than the later of 90 days before the meeting, or the close of business on the 10th day following the date of the public announcement of the date of our 2009 annual meeting of stockholders.

Stockholders may recommend candidates for consideration by the Board of Directors’ Nominating and Corporate Governance Committee by providing written notice to our Corporate Secretary at Eddie Bauer Holdings, Inc., 10401 NE 8th Street, Suite 500, Bellevue, WA 98004. The written notice must provide: (i) the candidate’s name, age, business and residence address; (ii) the principal occupation or employment of the person; (iii) the class and number of our shares, if any, beneficially owned by the candidate; (iv) confirmation that the candidate is independent with respect to the Company in accordance with the independence requirements established by the Company, if any, of the SEC and of the NASDAQ Global Market (or if the candidate is not independent under these requirements, a description of the reasons why he or she is not independent); and (v) all other information regarding candidates required by Section 14 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and the rules and regulations promulgated thereunder. A written consent from the candidate consenting to be named as a candidate and a statement executed by the candidate that, if elected, he or she will (A) represent all stockholders of the Company in accordance with applicable laws and with the Company’s certificate of incorporation, bylaws and other policies, (B) comply with all rules, policies and requirements applicable generally to non-employee directors, (C) execute a nondisclosure agreement that the Company has prepared and deems appropriate for non-employee directors, and (D) upon request, complete and sign a customary directors and officers questionnaire, should accompany any stockholders recommendation. Any stockholder who wishes to recommend a nominee for election as director must also provide (1) the name and record address of such stockholder and the address of the beneficial owner, if any, on whose behalf the nomination is made, (2) the class and number of shares beneficially owned by the stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (3) a description of all arrangements or understandings relating to the nomination among the stockholder making the nomination, the beneficial owner, if any, on whose behalf the nomination is made, the proposed nominee and any other person or persons (including their names), (4) a representation by the stockholder making the nomination that the stockholder intends to appear in person or by proxy at the annual meeting of stockholders to nominate the person named in the notice and (5) all other information regarding the stockholder or the beneficial owner, if any, on whose behalf the nomination is made required by Section 14 or the Exchange Act and the rules and regulations promulgated thereunder.

The Company will include a candidate recommended by a stockholder in its Proxy Statement only if the Nominating and Corporate Governance Committee, after evaluating the candidate, decides to propose the candidate to the Board, and the Board nominates the candidate. Furthermore, if a stockholder who recommends a nominee (or a qualified representative of that stockholder) does not appear at the annual meeting of stockholders to present the nomination, the nomination will be disregarded, notwithstanding that proxies in respect of the nomination may have been received by the Company.

Q:	How can I communicate with the Board of Directors?

A:	Stockholders may communicate with one or more members of the Board of Directors by sending a letter to our Corporate Secretary at Eddie Bauer Holdings, Inc., 10401 NE 8th Street, Suite 500, Bellevue, WA 98004. Each communication must contain a clear notation indicating that it is a “Stockholder — Board Communication” or “Stockholder — Director Communication.” Such communication may be submitted anonymously or confidentially. The office of the Corporate Secretary will receive the correspondence and forward it to the Board of Directors, or to any individual director or directors to whom the communication is directed. The office of the Corporate Secretary will not forward any communication that is unduly hostile, threatening, illegal or similarly unsuitable, with the provision that any communication that is filtered out must be made available to any nonmanagement director upon such director’s request. In addition, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors should be directed to the employee most knowledgeable for handling, such as: product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; business solicitations or advertisements.

CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of the Board of Directors. Except for McNeil S. Fiske, Jr. (“Neil Fiske”), our President and Chief Executive Officer, none of the members of our Board of Directors is an employee of Eddie Bauer. We keep the members of our Board of Directors informed of our business through discussions during and outside of Board meetings, materials we provide to them, visits to our offices and their participation in Board of Directors and committee meetings.

We believe transparent, effective and accountable corporate governance practices are key elements of our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, several of our key governance initiatives are summarized below.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that govern, among other things, the Board of Director’s and each of its member’s authority and responsibilities, director orientation and continuing education, and committee composition and charters. You can access these Corporate Governance Guidelines, along with other materials such as committee charters, on our website at http://investors.eddiebauer.com.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our Board members and all of our employees and executive officers, including our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”). Our Code of Business Conduct and Ethics is designed to provide guidance for upholding our corporate values and standards and set the standards of business conduct and ethics. The purpose of our Code of Business Conduct and Ethics is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. Employees may submit concerns or complaints regarding business conduct or ethical issues by contacting Eddie Bauer management or the Ethics & Compliance Officer or, on a confidential or anonymous basis to a third party provider engaged by the Company, by means of a toll-free telephone call, e-mail, facsimile transmission or mail. Our Nominating and Corporate Governance Committee monitors compliance with the Company’s Code of Business Conduct and Ethics. We investigate all credible concerns and complaints and will initiate corrective action when appropriate. We will provide a copy of our Code of Business Conduct and Ethics to any person, without charge, on request made to Corporate Secretary, Eddie Bauer Holdings, Inc., 10401 NE 8th Street, Ste. 500, Bellevue, Washington 98004. Our Code of Business Conduct and Ethics is posted on our website at http://investors.eddiebauer.com.

We intend to disclose on our website amendments to, or waivers from, any provision of our Code of Business Conduct or Ethics that applies to our CEO, CFO, Principal Accounting Officer/Controller or persons performing similar functions, and amendments to, or waivers from, any provision that relates to any element of our Code of Business Conduct and Ethics described in Item 406(b) of Regulation S-K.

Committee Responsibilities

Eddie Bauer has three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee meets regularly and has a written charter approved by the Board of Directors. See “Further Information Regarding Board of Directors — Meetings” and ‘‘— Committees” contained elsewhere in this Proxy Statement.

Independence

NASDAQ Global Market listing standards require listed companies to have a board of directors with at least a majority of independent directors. Our Board of Directors has determined that nine of the ten current directors are independent under the NASDAQ Global Market listing standards. Our independent directors are: William T. End, John C. Brouillard, Howard Gross, Paul E. Kirincic, Kenneth M. Reiss, Laurie M. Shahon, Edward M. Straw, William Redmond and Stephen E. Watson. Neil Fiske, our CEO and director of the Board, is not deemed independent because of his status as a current employee of the Company. In addition, all of the directors currently serving on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent under the NASDAQ Global Market listing standards.

Executive Sessions

Eddie Bauer’s independent directors meet regularly in executive session without management present.

Director Attendance at Annual Meetings

All directors are required to attend Eddie Bauer’s annual meetings of stockholders, except for causes beyond the reasonable control of the director.

Annual Performance Evaluation

The Nominating and Corporate Governance Committee, on behalf of the Board of Directors and using a third party consultant, conducts an annual evaluation of the Board of Directors’ and, from time to time, an evaluation of various committees’ effectiveness.

Outside Advisors

The Board of Directors, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee may each retain outside advisors and consultants of their choosing necessary to assist their committees in the performance of their duties or provide expert advice on certain topics at Eddie Bauer’s expense.

Whistleblower Policy

The Audit Committee has adopted a policy for the receipt, retention and treatment of complaints by associates, on an anonymous basis, if desired, and others regarding questionable accounting, internal controls over financial reporting or auditing matters. The policy is administered by the Company’s General Counsel. Our Whistleblower Policy is posted on our website at http://investors.eddiebauer.com.

PROPOSAL 1: ELECTION OF DIRECTORS

There are currently ten members of our Board of Directors, including Neil Fiske, our CEO. Pursuant to our certificate of incorporation: (i) the number of directors is fixed from time to time as determined by our Board of Directors; and (ii) the directors are elected at our annual meetings of stockholders to one-year terms. The Board of Directors has fixed the number of directors at ten.

All of our directors, other than Mr. Fiske, are independent within the meaning of the rules of the NASDAQ Global Market, and therefore a majority of our board of directors is independent. Under Mr. Fiske’s employment agreement with the Company, the Company has agreed to use best efforts to nominate for election and to cause Mr. Fiske to be elected to the Board of Directors at each annual stockholder meeting during which he serves as the Company’s President and CEO.

Although we know of no reason why these nominees would not be able to serve, if a nominee is unavailable for election, the proxies will vote your common stock to approve the election of any substitute nominee proposed by our Nominating and Corporate Governance Committee. Provided we maintain the number of independent directors required by the listing standards of the NASDAQ Global Market, the Board of Directors may choose to reduce or increase the size of the Board, as permitted by our Amended and Restated Bylaws. The Board of Directors has no reason to believe that any of Eddie Bauer’s nominees will be unwilling or unable to serve if elected as director.

Nominees

All of our nominees for election as directors are currently directors. Each of our nominees has agreed to be named in this Proxy Statement and to serve if elected.

The Board of Directors proposes the following ten candidates for election as directors:

Director Nominees

William T. End
John C. Brouillard
McNeil S. Fiske, Jr.
Howard Gross
Paul E. Kirincic
William E. Redmond, Jr.
Kenneth M. Reiss
Laurie M. Shahon
Edward M. Straw
Stephen E. Watson

The principal occupation and certain other information about each nominee are set forth on the following pages. The nominees will be elected by a plurality of the votes cast. As a result, the ten persons receiving the highest number of “FOR” votes at the Annual Meeting will be elected. All proxies will be voted to approve the election of each nominee identified above unless a contrary vote is indicated on the enclosed proxy card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE IDENTIFIED ABOVE.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information concerning our non-employee directors as of March 10, 2008:

Non-Employee Directors	Age	Present Position

William T. End	60	Chairman of the Board of Directors
John C. Brouillard	59	Director, Audit Committee Member, Compensation Committee Member
Howard Gross	64	Director, Nominating and Corporate Governance Committee Member
Paul E. Kirincic	57	Director, Compensation Committee Member
William Redmond	48	Director, Audit Committee Member
Kenneth M. Reiss	65	Director, Chair of Audit Committee
Laurie M. Shahon	56	Director, Audit Committee Member, Chair of Nominating and Corporate Governance Committee
Edward M. Straw	69	Director, Nominating and Corporate Governance Committee Member, Chair of special Operations Committee (2007)
Stephen E. Watson	62	Director, Chair of Compensation Committee

Non-employee Directors

William T. End was named Chair of the Board of Directors of Eddie Bauer in June 2005. From May 2001 until his retirement in May 2003, Mr. End served as chair of Cornerstone Brands, Inc., a privately-held catalog retailer whose brands include Ballard Designs, Frontgate, Garnet Hill, Smith & Noble, The Territory Ahead and Travel Smith. Cornerstone Brands, Inc. has no affiliation with Eddie Bauer. From 1995 to May 2001, Mr. End served in various capacities with Cornerstone Brands, Inc., including as chair and chief executive officer. From 1990 to 1995, Mr. End served in various executive positions at Lands’ End, Inc., including president and chief executive officer. Formerly, Mr. End spent 15 years at L.L. Bean, Inc., where he served as executive vice president and chief marketing officer. Mr. End currently serves as a director of IDEXX Laboratories, Inc. Mr. End received a Bachelor of Science degree in Business Administration from Boston College in 1969 and an MBA from Harvard Business School in 1971.

John C. Brouillard was named a director of Eddie Bauer in June 2005. From May 2007 until January 2008, Mr. Brouillard served as interim Chairman, President and CEO of Advance Auto Parts, Inc. From February 1991 to June 2005, Mr. Brouillard served as chief administrative and financial officer of H.E. Butt Grocery Company. From 1977 to 1991, Mr. Brouillard held various positions at Hills Department Stores, Inc., including president of the company. Mr. Brouillard currently serves as the nonexecutive chairman of the Board and a director of Advance Auto Parts, Inc. Mr. Brouillard received a Bachelor of Science degree in Mechanical Engineering from the University of Massachusetts in 1970 and an MBA from the University of Pennsylvania in 1974.

Howard Gross was named a director of Eddie Bauer in June 2005, and served as its interim CEO from February to July 2007. From 1996 to 2004, Mr. Gross served as president and chief executive officer of HUB Distributing, Millers Outpost and Levi’s Outlet Stores of the American Retail Group, Inc. From 1994 to 1995, Mr. Gross served as president and chief operating officer of Today’s Man, Inc. Formerly, Mr. Gross spent over 20 years at Limited Brands, Inc., where he held various positions, including president of Victoria’s Secrets Stores and president of the Limited Stores. Mr. Gross currently serves as a director of Glimcher Realty Trust and The Sharper Image. Mr. Gross received a Bachelor of Arts degree in Speech and Public Address from the University of Akron in 1965.

Paul E. Kirincic was named a director of Eddie Bauer in June 2005. Since February 2001, Mr. Kirincic has served as executive vice president, human resources, communications, corporate marketing and corporate security at the McKesson Foundation of McKesson Corporation. From November 1998 to January 2001, Mr. Kirincic served as vice president, human resources, for the Consumer Healthcare Division of Pfizer, Inc. Mr. Kirincic also served in various positions at the Whirlpool Corporation, including as vice president of human resources for Whirlpool Europe. Mr. Kirincic received a Bachelor of Arts degree in History and Communications from St. Norbert College in 1972 and an MSBA in General Management from Indiana University in 1979.

William E. Redmond, Jr. was named as a director of Eddie Bauer in June 2007. Mr. Redmond has served as President and Chief Executive Officer of GenTek Inc. since May, 2005 and a Director of GenTek Inc. since November 2003. From 2005 to 2007, Mr. Redmond served as Chairman and a Director of Maxim Crane Works and Chairman and a Director of Citation Corporation. Mr. Redmond previously served as President and Chief Executive Officer from December 1996 to February 2003, and as Chairman of the Board of Directors from January 1999 to February 2003 of Garden Way, Inc., a manufacturer of outdoor garden and power equipment. Mr. Redmond received a Bachelor of Science degree in Marketing and Management from Siena College in 1981.

Kenneth M. Reiss was named a director of Eddie Bauer in June 2005, and serves as Chair of the Audit Committee. From 1965 to June 2003, Mr. Reiss worked at Ernst & Young LLP, where he served as Managing Partner of the New York office, Assurance and Advisory Practice, as well as the national director of retail and consumer products for the Assurance and Advisory Practice. Mr. Reiss has been retired since 2003. He currently serves as a director and audit committee chairman of The Wet Seal, Inc. and Harman International Industries, Inc. Mr. Reiss received a Bachelor of Arts degree in Economics from Bates College in 1964 and an MBA from Rutgers School of Business in 1965.

Laurie M. Shahon was named a director of Eddie Bauer in June 2005 and serves as Chair of the Nominating and Corporate Governance Committee. Since 1994, Ms. Shahon has served as President of the Wilton Capital Group, a private direct investment firm headquartered in New York City. The primary focus of Wilton Capital Group is consumer products retailing, financial institutions, distributors, healthcare and telecommunications. Wilton Capital Group has no affiliation with Eddie Bauer. From 1988 to 1993, Ms. Shahon served as managing director of ‘21’ International Holdings, Inc. From 1980 to 1988, Ms. Shahon served as vice president and during that period founded the retailing and consumer products group at Salomon Brothers. Ms. Shahon is a director of The Bombay Company, Inc. and Knight Capital Group, Inc. Ms. Shahon received a Bachelor of Arts degree in English and Political Science from Wellesley College in 1974 and an MBA from Columbia Business School in 1976.

Edward M. Straw was named a director of Eddie Bauer in June 2005 and served as Chair of a special Operations Committee in 2007. From March 2000 to February 2005, Mr. Straw was President, Global Operations of the Estée Lauder Companies. He formerly served as Senior Vice President, Global Supply Chain and Manufacturing of the Compaq Computer Corporation, and was President of Ryder Integrated Logistics. Mr. Straw also spent over 30 years in the United States Navy, retiring in 1996 as a Vice Admiral (three stars.) His final assignment, before retiring, was Director (CEO) of the Defense Logistics Agency in Washington, DC. Mr. Straw currently serves as a director of MeadWestvaco Corporation and several private boards. He received a Bachelor of Science degree in Engineering from the U.S. Naval Academy and an MBA from the George Washington University.

Stephen E. Watson was named a director of Eddie Bauer in June 2005 and serves as Chair of the Compensation Committee. From November 1997 to November 2002, Mr. Watson served as president and chief executive officer of Gander Mountain L.L.C. From 1973 to 1996, Mr. Watson served in various positions with the Dayton Hudson Corporation, including as chairman and chief executive officer of Dayton Hudson Department Stores Co. and as president of the Dayton Hudson Corporation. Mr. Watson serves as a director of Kohl’s Corporation. Mr. Watson received a Bachelor of Arts degree in American History from Williams College in 1967 and an MBA from Harvard Business School in 1973.

Executive Officers

Our executive officers are appointed by and serve at the discretion of our Board of Directors. There are no family relationships between any director and any executive officer. The following persons serve as our executive officers:

Executive Officers	Age	Present Position

Neil Fiske	46	President and Chief Executive Officer and Director
Kimberly Berg	39	Senior Vice President, Chief Merchandising Officer
Freya Brier	50	Senior Vice President, General Counsel and Corporate Secretary
Ronn Hall	47	Senior Vice President, Sourcing and Supply
R. Thomas Helton	60	Senior Vice President and Chief Human Resources Officer
Ann Perinchief	54	Senior Vice President of Retail
Marv Toland	46	Chief Financial Officer

Neil Fiske was named President and Chief Executive Officer and a director of Eddie Bauer in July 2007. From February 2003 to June 2007, Mr. Fiske was chief executive officer of Bath and Body Works of Limited Brands, during which time Mr. Fiske led the turnaround and brand transformation of that retailer. He was recognized as “Marketer of the Year” and “Retailer of the Year” in 2004 and 2005 by Women’s Wear Daily. Prior to Limited Brands, Mr. Fiske spent fourteen years at Boston Consulting Group focused on the Consumer Goods and Retail sector. He is the author of “Trading Up: The New American Luxury,” a Business Week bestseller and winner of the American Marketing Association’s Newberry award for best marketing book. Mr. Fiske is a graduate of Harvard Business School and Williams College.

Kimberly Berg was named Senior Vice President, General Merchandise Manager of Eddie Bauer in February 2008, upon the resignation by Kathleen Boyer, the former Senior Vice President and Chief Merchandising Officer in January 2008. Ms. Berg, 39, has been Vice President and General Merchandising Manager for the Company’s retail division since March 2006, Vice President Womens’ and Field and Gear Merchandising from February 2004 to March 2006, and Divisional Vice President Womens’ Merchandising since April 2002. Prior to joining the Company, Ms. Berg spent seven years at Gap, Inc., most recently as Divisional Merchandise Manager. Ms. Berg studied Merchandising at the University of Arizona and Textile and Clothing at Arizona State University.

Freya Brier was named Senior Vice President, General Counsel and Corporate Secretary in November 2007. Prior to joining Eddie Bauer, from September 1996 through August 2007, Ms. Brier was General Counsel and Corporate Secretary of Wild Oats Markets, Inc., and served as its Vice President, Legal, from 1997 through 2005, and its Senior Vice President, Legal and Real Estate, from 2005 until August 2007. Ms. Brier was formerly a partner with the law firm of Holme Roberts & Owen LLC. Ms. Brier received a Bachelor of Arts degree in Economics, Business and Languages from Cornell College in 1980 and her J.D. degree from New York University in 1983.

Ronn Hall was named Senior Vice President, Sourcing and Supply in November 2007. Mr. Hall joined Eddie Bauer from Coldwater Creek, where he served as Vice President of Sourcing and Production since March 2004. Prior to Coldwater Creek, Mr. Hall was Vice President, Production and Sourcing for Limited Brands Inc. from July 1997 to February 2002. Prior to 1997, Mr. Hall held positions in manufacturing and sourcing with Pacific Alliance, J. Crew, Inc., and Kellwood Company. Mr. Hall received a Bachelor of Science degree in Chemical Engineering from Mississippi State University.

R. Thomas Helton was named Senior Vice President and Chief Human Resources Officer of Eddie Bauer in July 2007. From 2005 to 2007, Mr. Helton was Head, Organization Effectiveness and Human Resources at Sampoerna Strategic and from 2001 to 2005 Mr. Helton served in the same role for HM Sampoerna, an international consumer goods company based in Southeast Asia. From 1998 to 2001, Mr. Helton was

Executive Vice President, Organization Development and Human Resources at United Stationers in Chicago. Mr. Helton has also held various human resource and labor relations roles at Whirlpool Corporation and Kaiser Aluminum and Chemical Corporation. Mr. Helton has served as an officer in the United States Army and received a Bachelor of Arts in biology and psychology from Middle Tennessee State University.

Ann Perinchief was named Senior Vice President of Retail of Eddie Bauer in June 2005. Ms. Perinchief became Senior Vice President, Retail of Eddie Bauer, Inc. in March 1999. From 1996 to 1999, Ms. Perinchief served as Vice President, Customer Satisfaction and Sales of Eddie Bauer. Ms. Perinchief received a Bachelor of Arts degree in Retail: Clothing and Textiles from Michigan State University in 1975.

Marv Toland was named Chief Financial Officer of Eddie Bauer in November 2007. Prior to joining Eddie Bauer, Mr. Toland was with London Fog Group from 1999 through November 2007, where he most recently served as Executive Vice President and Chief Financial Officer with responsibility for the finance, accounting, systems, legal and customer service functions. Prior to joining London Fog in 1999, Mr. Toland was Chief Financial Officer of Brooks Sports, Inc. and previously held a variety of finance-related positions with Exxon Corporation. Mr. Toland received a Bachelor of Arts degree in Economics from Western Washington University, and a Masters degree from Carnegie Mellon University in Industrial Administration.

FURTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

Meetings

During fiscal year 2007, the Board of Directors held 19 meetings and acted three times by unanimous written consent. Eddie Bauer’s independent directors regularly meet in executive session without management present.

Board Committees

Our Bylaws provide that the Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee consisting of two or more directors. The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, all of which are comprised solely of independent directors. Under our Bylaws, any committee of the Board of Directors will have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of Eddie Bauer to the extent permitted by the Delaware General Corporation Law. However, committees do not have the power to adopt, amend or repeal our Bylaws, or approve or adopt or recommend to our stockholders any action or matter (other than the election or removal of directors) expressly required under the Delaware General Corporation Law to be submitted to stockholders for approval.

Audit Committee.  The Audit Committee consists of Kenneth M. Reiss (Chair), John C. Brouillard, Laurie M. Shahon and William Redmond, each an independent director and each financially literate as required by the NASDAQ Global Market listing standards. Our Board of Directors has determined that each of the four members of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act. During fiscal year 2007, the Audit Committee held 15 meetings.

In accordance with the Audit Committee charter, the Audit Committee is responsible for overseeing our accounting and financial reporting process and the audit processes. The Audit Committee assists the Board of Directors by:

•	reviewing the system of internal controls established by management

•	reviewing the financial information and related disclosure that will be provided to stockholders

•	reviewing our compliance with legal and regulatory requirements

•	overseeing our independent auditor, including the evaluation of its qualifications, performance and independence

•	reviewing related-party transactions.

Our Audit Committee charter is posted on our website at http://investors.eddiebauer.com.

Compensation Committee.  The Compensation Committee consists of Stephen E. Watson (Chair), John C. Brouillard and Paul E. Kirincic, each an independent director under the NASDAQ Global Market Listing Standards. During fiscal year 2007, the Compensation Committee held 14 meetings.

The Compensation Committee’s primary purpose is to assist the Board of Directors in fulfilling its responsibilities relating to the setting of overall compensation strategies, the compensation of our executive officers and the administration of the Company’s annual and long-term incentive plans and other benefit plans. The Compensation Committee is responsible for: (i) producing an annual report on executive compensation for inclusion in our annual proxy statement that complies with the rules and regulations of the SEC; (ii) evaluating and recommending to the Board of Directors the compensation for officers and directors; (iii) developing and reviewing evaluation procedures for our executive officers; and (iv) overseeing succession planning for senior management.

The Compensation Committee’s responsibilities include:

•	adopting and periodically reviewing a comprehensive statement of executive compensation philosophy, strategy and principles that has the support of management and the Board of Directors

•	approving and recommending to the Board of Directors the total compensation package for the Company’s CEO and other executive officers, including base salaries, cash and equity incentive compensation and special benefits

•	annually reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO, and approving and recommending to the Board of Directors the CEO’s compensation level based on the annual evaluation of the CEO, the corporate goals and objectives relevant to such compensation, CEO’s achievement of these goals and objectives

•	reviewing the results of and procedures for the performance evaluation of other executive officers by the Company’s CEO

•	developing, reviewing and recommending to the Board of Directors the compensation of the Company’s directors, including equity and equity-based compensation

•	reviewing and making recommendations to the Board of Directors regarding long-term incentive compensation or equity plans that the Company establishes for its officers, directors, employees and consultants

•	reviewing and making recommendations to the Board of Directors regarding all new employment, consulting, retirement and severance agreements and arrangements proposed for the Company’s CEO and executive officers

•	determining and certifying the attainment of performance goals pursuant to Section 162(m) of the Internal Revenue Code

•	selecting peer groups of companies that shall be used for purposes of determining competitive compensation packages

•	setting and reviewing stock ownership guidelines for officers or directors to determine

•	appropriateness based on the Company’s stated objectives

•	the executive officers or directors subject to the stock ownership program are in compliance

•	the stock ownership guidelines continues to function in the best interests of the Company and its stockholders

•	managing and reviewing any employee loans to nonexecutives that are permitted under the Sarbanes-Oxley Act of 2002;

•	preparing an annual report to the Board of Directors concerning the Company’s compensation philosophies as they relate to the CEO and other executives for inclusion in the Company’s annual proxy statement

•	conducting an annual performance self-evaluation and reporting to the entire Board the results of the self-evaluation

•	assessing the adequacy of its charter on an annual basis and recommending any changes to the Board of Directors.

The Compensation Committee does not have the authority to delegate responsibilities relating to any matters that involve executive compensation of any executive officer.

The Compensation Committee seeks the views of our CEO with respect to establishing appropriate compensation packages for the named executive officers (other than the CEO). In 2006, the Compensation Committee engaged Compensation Strategies, Inc. to provide executive compensation consulting services to the Company, and Compensation Strategies, Inc. continues to advise the Company on executive compensation-related matters, including compensation for executives hired in the second half of 2007, an overall review of the Company’s compensation strategies compared to selected peers, and design of short- and long-term incentive plans to more closely align officer and employee goals to those of shareholders. Our Compensation Committee charter is posted on our website at http://investors.eddiebauer.com.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee consists of Laurie M. Shahon (Chair), Howard Gross and Edward M. Straw, each an independent director under the NASDAQ Global Market Listing Standards. During fiscal year 2007, the Nominating and Corporate Governance Committee held 4 meetings.

The principal responsibilities of the Nominating and Corporate Governance Committee are to:

•	recommend to the Board of Directors the director nominees for election at the annual meeting of stockholders and candidates to fill any vacancies on the Board of Directors

•	review the criteria for selection of new directors and nominees, including the establishment of procedures for the review of potential nominees proposed by stockholders

•	monitor significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies

•	develop and recommend to the Board of Directors and administer our corporate governance guidelines

•	develop and recommend stock ownership guidelines for officers and directors

•	oversee a program of director education on topics of importance.

Our Nominating and Corporate Governance Committee’s charter is posted on our website at http://investors.eddiebauer.com.

In considering director candidates, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials. The Nominating and Corporate Governance Committee considers a director candidate in the context of maintaining a broad balance of experience on the Board of Directors, including but not limited to areas of executive leadership, retail operations, accounting, finance, and human resources.

Our Nominating and Corporate Governance Committee may employ a variety of methods for identifying and evaluating nominees for director, including stockholder recommendations. The Nominating and Corporate Governance Committee considers candidates recommended by our stockholders, provided that the recommendations are made in accordance with the procedures required under our Bylaws and our Policy on Stockholder Recommendations of Candidates for Election as Directors, as summarized in the “Questions and Answers” section of this Proxy Statement. If vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director who may come to the

Nominating and Corporate Governance Committee’s attention through management, current members of the Board of Directors, professional search firms or consultants, stockholders or other persons. The Nominating and Corporate Governance Committee may hire and pay a fee to search firms to assist in the process of identifying and evaluating candidates. In 2007, no professional search firms or consultants were retained and, accordingly, no fees were paid in this regard to professional search firms or consultants in 2007. The Nominating and Corporate Governance Committee will consider and evaluate candidates recommended by stockholders on the same basis as candidates recommended by other sources. However, for each annual meeting of stockholders, the Nominating and Corporate Governance Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders (i.e., stockholders constituting a group under SEC Regulation 13D). In addition, the Company will take into account the size and duration of a recommending stockholder’s ownership interest in the Company and the extent to which the recommending stockholder intends to maintain its ownership interest in the Company.

Director Attendance

All incumbent directors attended 75% or more of the meetings of the Board of Directors in fiscal year 2007. All incumbent directors attended 75% or more of the meetings of those committees on which they served in fiscal year 2007. The Company requires all directors to attend Eddie Bauer’s annual meetings of stockholders, except for causes beyond the reasonable control of the director.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has engaged the firm of BDO Seidman, LLP to continue to serve as our independent registered public accounting firm for the current fiscal year ending January 3, 2009. BDO Seidman, LLP has served as Eddie Bauer’s principal independent registered public accounting firm since June 2005.

We are asking the stockholders to ratify the appointment of BDO Seidman, LLP as our independent public accounting firm for the fiscal year ending January 3, 2009. The ratification of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 3, 2009, will require the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting. All proxies will be voted to approve the appointment unless a contrary vote is indicated on the enclosed proxy card.

We anticipate that a representative of BDO Seidman, LLP will attend the Annual Meeting for the purpose of responding to appropriate questions. The representative of BDO Seidman, LLP will be afforded an opportunity to make a statement if he or she so desires at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008.

AUDIT AND NON-AUDIT FEES

The following table sets forth the aggregate fees billed to us by BDO Seidman, LLP, our independent registered public accounting firm, for professional services rendered during the fiscal years ended December 29, 2007 and December 30, 2006.

	2007		2006

Audit Fees	$1,145,570	(1)	$1,373,616	(4)
Audit Related Fees(2)	108,818		84,067
Tax Fees(3)	9,505		273,346
All Other Fees	—		—

Total	$1,263,893		$1,731,029

(1)	Audit fees for 2007 include approximately $555,000 in fees related to the initial audit of the Company’s internal controls in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit related fees include fees related to the audit of the Company’s benefit plans.

(3)	Tax fees include fees for professional services rendered by BDO Seidman, LLP for tax compliance related to state and federal tax returns, and tax advice and planning of issues related to the Company’s emergence from Chapter 11.

(4)	Audit fees for 2006 include approximately $779,000 in fees for services provided relating to the Company’s filing of a Form 10 registration statement with the SEC and review of management responses to SEC comment letters related to the Form 10 registration statement.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for appointing, setting the compensation of and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy with respect to the pre-approval of audit, audit-related and permissible non-audit services and fees provided by the independent registered public accounting firm. The Audit Committee’s pre-approval policy requires that all audit, audit-related and permissible non-audit services and fees be either pre-approved or specifically approved by the Audit Committee. Pursuant to the pre-approval policy, one or more of the Audit Committee’s independent members may be delegated pre-approval authority, provided he or she reports those approvals at the next meeting of the Audit Committee. The term of any pre-approval granted by the Audit Committee with respect to a given service is 12 months. The payment of all fees in excess of pre-approved levels requires specific pre-approval by the Audit Committee. All audit and permissible non-audit services provided to us in 2007 were approved by the Audit Committee.

REPORT OF AUDIT COMMITTEE

The information in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or to be subject to Regulation 14A or 14C as promulgated by the Securities and Exchange Commission, or to the liabilities of Section 18 of the Securities and Exchange Act of 1934.

The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Committee that the Company’s consolidated and combined financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated and combined financial statements with management and BDO Seidman, LLP, the Company’s independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

In addition, the Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), and the Committee has discussed with the independent registered public accounting firm the independent accountant’s independence from the Company and its management. The Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the accountant’s independence. The Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

The Committee has discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 29, 2007, for filing with the Securities and Exchange Commission.

Audit Committee

Kenneth M. Reiss (Chair)
John C. Brouillard
William Redmond
Laurie M. Shahon

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Introduction

In March 2003 Spiegel, Inc., together with 19 of its subsidiaries and affiliates, including Eddie Bauer, Inc., filed for Chapter 11 bankruptcy protection. In June 2005, Eddie Bauer emerged from bankruptcy as a stand-alone company for the first time in 34 years, and Eddie Bauer Holdings, Inc. was created as the parent holding company of Eddie Bauer, Inc. At that time the Company’s Board of Directors was established.

During 2006 and the first quarter of 2007, Eddie Bauer pursued strategic alternatives, including a proposed acquisition by private investors. When put to a vote of the Company’s stockholders, the sale of the Company was not approved. During the second quarter of 2007, the Company began the search for new management to implement a turnaround to rebuild the Eddie Bauer brand and return the Company to profitability. During this period, the Company was defending itself against two class action lawsuits, one resulting from the terminated acquisition, was negotiating a refinancing of its term loan credit facility and, as part of such refinancing, was preparing an issuance of convertible promissory notes. During that time, the focus of the Company’s compensation strategies was to retain existing key employees, primarily by using retention bonuses. In the second half of 2007, the Company shifted its focus to hiring a new management team, rebuilding its business and strengthening overall Company performance. With the departures in 2006 and 2007 of the Company’s Chief Financial Officer, the Chief Executive Officer and other senior members of management, and the rejection of the proposed acquisition by the Company’s stockholders, the primary focus of the Company’s compensation strategies shifted from a reactive mode geared primarily toward retention of existing key personnel to a strategic mode aimed at attracting, hiring and retaining new key senior management members, including a new Chief Executive Officer (“CEO”), a new Chief Financial Officer (“CFO”), a new General Counsel, and new Senior Vice Presidents of Sourcing and Supply and of Human Resources, all hired in the second half of 2007.

The Compensation Committee of the Board of Directors (the “Committee”) formulates compensation strategies for the senior executives and, with regard to annual cash and long-term incentives, for all corporate employees, with input from the CEO, the Senior Vice President of Human Resources, the Manager of Compensation and the compensation consultants described below. The Committee reviews and approves all compensation decisions relating to elected officers, including the CEO and other executive officers identified in the Summary Compensation Table below (the CEO and other executive officers are defined in this discussion as the “Named Executive Officers” or “NEOs”). The CEO annually reviews the performance of the NEOs and provides input to the Committee on individual performance to be considered by the Committee as part of the annual salary reviews. Where germane to the understanding of the Company’s compensation philosophies, the disclosure below may contain a broader discussion of the application of a particular compensation philosophy, policy or practice to corporate employees (those working in the Company’s headquarters, its remote information technology and call centers and in the managerial functions at its distribution center) of the Company as a whole. See “Further Information Regarding the Board of Directors — Board Committees — Compensation Committee” for a narrative description of the Company’s processes and procedures for the consideration and determination of executive and Board of Director compensation.

Overview of 2007 Compensation Program Objectives and Key Compensation Components

In the first half of 2007, the Company’s primary focus was on retention of existing senior management, and so individual retention bonuses, as well as project completion bonuses tied to the potential sale of the Company, were awarded to key personnel to bring total cash compensation to competitive levels necessary to retain such individuals during the critical periods prior to and immediately following the shareholder vote on the acquisition described under “Introduction” above, the defense of two class action lawsuits, and through the departure of the Company’s prior CEO, the tenure of an interim CEO and the transition to the Company’s current CEO, during the refinancing of the Company’s term loan facility and through the issuance, as part of such refinancing, of convertible promissory notes. The decision to provide cash compensation instead of equity grants was driven in part by the limitations on available shares in the Eddie Bauer Holdings, Inc. 2005 Stock Incentive Plan. The Committee also approved increases to the compensation levels for certain NEOs for 2007 in recognition of the time that had elapsed since their last salary increases, and to enhance retention of these key executives. Company employees, including the NEOs, also were eligible to receive an annual cash incentive under the Annual Incentive Plan described below under “Key Components of CEO/NEO Compensation — Annual Incentives” upon attainment of certain Company performance targets.

In the second half of 2007, the primary focus of the compensation program objectives for our NEOs shifted from retaining existing personnel to attracting, retaining and motivating highly-qualified executives in key roles to implement a long-term strategy to improve overall Company performance and rebuild the Eddie Bauer brand. To achieve these objectives, the newly-hired and existing senior executives received compensation packages consisting of the following:

•	competitive base salaries;

•	the potential for significant additional annual cash awards upon the achievement of annual performance objectives;

•	limited annual cash perquisites;

•	a broad package of benefits, including 401(k) and Deferred Compensation Plans; and

•	participation in Change in Control and relocation programs.

In some cases, cash sign-on bonuses were also offered.

In addition, newly-hired executives received new hire equity incentive awards that included:

•	stock options vesting pro rata over four years;

•	restricted stock units that “cliff” vest after four years of service, and

•	for the CEO, CFO and two Senior Vice Presidents, performance-vested stock options for which the vesting is tied to the achievement of targeted stock prices on the Nasdaq Market for certain periods of time

The Committee has targeted the 50th percentile of comparable industry compensation levels as an appropriate level of compensation to meet the hiring and retention objectives for Eddie Bauer NEOs, based on the compensation levels believed to be required to attract qualified individuals to complete the amount of work necessary for a successful turnaround of the Company’s business. A significant portion (an additional 70% to 110% of annual base salary) of each NEO’s potential annual compensation consists of a cash bonus that is contingent on the achievement of specific financial targets designed to align the NEO’s interests with those of our stockholders and to place the cash bonus at risk if the Company fails to meet certain financial performance targets. Given that the Company has not had an annual long-term equity incentive plan prior to 2008, nor has it paid on any regular basis annual cash incentives for performance since the emergence in 2005 from bankruptcy, there have not been specific weightings between cash and equity-based compensation or between annual and long-term incentive compensation. For 2008 and beyond, the amount of long-term equity incentive grants made to each NEO will be based upon several factors, including achievement of individual and Company performance targets, as well as comparisons of the NEO’s total compensation package to analogous Peer Group positions. See “Key Components of CEO/NEO Compensation — Long-Term Incentives — 2008 LTIP” below.

Review of Compensation Against Peers.  During the second half of 2007, the Company’s compensation objectives shifted from retention of existing personnel to the attraction, hiring and retention of new key members of management. The Compensation Committee, working with Compensation Strategies, Inc., an independent compensation consultant (the “Consultant”) hired by the Committee in 2006, and members of management, completed a comprehensive review of the key priorities for the Company’s executive compensation components and the competitiveness of then-current compensation programs at the Company, including whether actual compensation components used to date achieved the goals articulated by the Company. The

Committee began a discussion of the proposed structure for additional compensation components, including short- and long-term incentive programs to be added to help the Company achieve its compensation objectives. In the past, the Company has reviewed general retail market data to determine the competitiveness of its compensation levels. The review performed by the Consultant in the fourth quarter of 2007 included an evaluation of the competitiveness of the Company’s compensation for officers as compared to executive pay at 18 industry retail apparel peers (the “Peer Group”) selected in consultation with the Committee and the CEO, including:

Abercrombie & Fitch
Aeropostale, Inc.
American Eagle Outfitters
Ann Taylor Stores Corporation
Charming Shoppes, Inc.
Chicos FAS, Inc.
Coldwater Creek, Inc
(The) Childrens Place Retail Stores, Inc.
Coach, Inc.	The Gap, Inc. Guess, Inc. Jones Apparel Group, Inc Limited Brands, Inc. Liz Clairborne, Inc. Pacific Sunwear of California, Inc Polo Ralph Lauren Corporation (The) Talbots, Inc. Tween Brands, Inc.

Market data for the Peer Group was size-adjusted using statistical regression analysis to remove significant swings between raw data points, and to construct market pay levels commensurate with the Company’s comparative revenues to the Peer Group. The Consultant specifically evaluated the competitiveness of the Company’s then-current base salary and short-term incentives compared to those offered by the Peer Group and the prevalence of certain other components of compensation (benefits, change in control plans, perquisites, relocation programs and discounts) as compared to the Peer Group. Given that in 2007 the Company had no formal, annual long-term incentive program in place, no analysis of this component for the NEOs was performed, although a Peer Group analysis of long-term incentive compensation was provided by the Consultant as part of the discussion between the Committee, management and the Consultant regarding structure of a long-term equity incentive program.

Based on the Consultant’s evaluation, the Committee concluded that senior executive base salaries were generally at or slightly above the 50th percentile for the Peer Group, and target bonus levels (as a percentage of salary) were at or slightly above the 50th percentile of target bonus levels for peers, but the Company’s failure to pay bonuses on a consistent basis over the past several years, along with the lack of a structured long-term equity incentive program, resulted in the Company’s total compensation for senior executives being below the 50th percentile as compared to the Peer Group’s compensation levels. The Committee then began discussions with the Consultant, the CEO, the Senior Vice President of Human Resources, and Compensation personnel on the structure of new short- and long-term incentive plans for the Company’s NEOs and other eligible corporate employees, designed to reinforce the Company’s focus on a return to profitability and motivate future individual performance critical to the achievement of the Company’s long-term improved financial performance.

Key Components of CEO/NEO Compensation

Base Salary.  As noted above, the Company seeks to pay our NEOs base salaries at the 50th percentile, size adjusted based on comparative revenues, of the Peer Group NEO compensation levels. The Committee retains the ability to set actual base salaries based on an assessment of each NEO’s tenure, experience and skill set, as well as competitive and internal equitable considerations. Base salaries are reviewed and approved annually by the Committee.

In the first quarter of 2007, base salary increases of 5.0% for Kathleen Boyer, the former Senior Vice President of Merchandising, 6.3% for Shelley Milano, the former General Counsel, and 5.5% for Ann Perinchief, the Senior Vice President of Retail, were implemented. The adjustments reflected the Committee’s assessment of individual performance, achievement of business objectives, and the period of time that had elapsed since each NEO’s last salary review, as well as a desire to retain such individuals.

New Hire NEO Base Salaries.  The Committee formulated salaries for the newly-hired CFO, General Counsel and Senior Vice Presidents of Human Resources and Sourcing and Supply by evaluating the candidates’ previous salary level, general market data for the area in which the Company’s headquarters are located, and the Peer Group base salary data for similar positions. The Committee also considered the level of salaries and other elements of compensation necessary to induce the selected candidates to accept offers with the Company, which was just commencing its turnaround.

CEO Base Salary.  For the hiring of our new CEO, the Committee evaluated the same factors identified above for the NEOs but focusing specifically on Peer Group CEO base salaries, with greater weighting towards the level of salary and other compensation necessary to induce Mr. Fiske to accept the CEO position, given the Company’s poor historic sales performance, debt load and the long-term nature of a potential turnaround. In addition, as discussed below, the long-term equity incentive grants made to Mr. Fiske were structured specifically to reward long-term performance and encourage long-term retention.

Annual Incentives.  In 2007, the Company provided an opportunity to receive an annual cash incentive to our NEOs and other corporate support personnel under the Company’s Annual Incentive Plan, which we refer to as the “AIP”. The AIP was designed to encourage the NEOs, as well as other eligible corporate employees, to improve the performance of the Company through annual cash bonuses tied to achievement of overall Company performance objectives. We targeted the percentage of base salary that could be received in annual incentive bonus opportunities under the AIP at approximately the 50th percentile of the Peer Group’s target bonuses for the NEOs. The objectives of the AIP were to assure that incentive bonus awards represented at-risk compensation, to reward our NEOs and other eligible employees on the basis of corporate financial results on an annual basis, and to provide an incentive bonus award that was competitive with the market for each position. The performance targets and methods of calculation for determination of payout of incentive bonuses are set annually and potentially represent a significant portion of total compensation; however, since its emergence from bankruptcy, the Company has not achieved the performance targets set for payout of incentive bonuses other than in the first quarter of 2007.

For 2007, we selected two different hurdles for the payment of bonuses under the AIP: (1) net merchandising sales and (2) earnings before interest, taxes, depreciation and amortization (“EBITDA”), as the business criteria on which the performance goals for payment of bonuses under the AIP were based. The sales target component required that to commence payment of AIP bonuses, the Company must achieve a minimum increase of 5% in year-over-year “net merchandise sales”, defined as gross sales, net of returns, discounts and allowances for all of our sales channels combined (retail, outlet, website and catalog), calculated quarterly on a year-to-date cumulative basis. If the 5% minimum sales increase was achieved, for each additional incremental dollar of sales increase, funds would be contributed to the pool for funding of the AIP. Bonuses were to be calculated and paid quarterly. In addition, if the annual EBITDA target of $68 million was achieved, for each incremental dollar of EBITDA over the target, funds would be contributed to the pool funding the AIP. All participants’ share of the AIP pool, including the shares allocable to individual NEOs, were calculated by the percentage that the individual’s salary comprised of the aggregate salaries for all corporate support personnel eligible to receive a bonus from the AIP, multiplied by the percentage of salary target established for each NEO for bonuses. In 2007, the percent-of-salary target bonus opportunities for our NEOs ranged from 70% for the Senior Vice Presidents (Ms. Milano, Ms. Boyer and Ms. Perinchief) to 100% of base salary for Mr. Mansson, our former CEO, and 110% for Mr. Fiske, our current CEO. Neither Mr. Gross, our interim CEO, nor Mr. Taylor, our interim CFO, participated in the AIP.

For 2007, the minimum increase in sales levels were achieved in the first quarter of 2007, and AIP bonuses were paid for that quarter, but for no other quarter. The following AIP bonuses were paid in the first quarter of 2007 to NEOs:

Name	Amount of AIP Award

Kathleen Boyer	$30,172
Shelley Milano	$24,425
Ann Perinchief	$22,126

The annual EBITDA target was not achieved in 2007, and so no bonuses were paid for that portion of the AIP. Mr. Mansson resigned prior to the end of the first quarter of 2007, and therefore was not entitled to a payout under the AIP; however, under his Separation Agreement with the Company dated as of March 23,

2007, Mr. Mansson will receive a payout of his annual target bonus of $980,000 (100% of annual base salary of $980,000) annually for 2007, 2008 and a portion of 2009 through May 9, 2009. As part of his Employment Agreement, Mr. Fiske received a guaranteed performance bonus for 2007 (paid in 2008) of $600,000 and a signing bonus of $600,000, and as part of his employment letter, Mr. Helton received a guaranteed performance bonus for 2007 (paid in 2008) of $80,000 and a signing bonus of $155,000.

2008 STIP.  In late 2007, the Committee began discussions with its Consultant, the CEO, the Senior Vice President of Human Resources and compensation personnel on the creation of a new short-term incentive compensation program, with the goals of simplifying the short-term incentive structure and adding cash compensation components that reflect compensation in the 50th percentile of the Peer Group’s compensation components to align corporate personnel interests with the goal of improving Company profitability. In January 2008, the Committee approved, and the Board of Directors ratified the final structure of short-term incentive program. The Eddie Bauer Holdings, Inc. Short-Term Incentive Program (the “STIP”) provides for annual cash incentive payments to corporate support personnel, including the NEOs, based on the achievement by the Company of an annual target level of “consolidated EBITDA”, which is defined in the Company’s $225 million term loan facility (“Consolidated EBITDA”). The Committee, working with management, selected Consolidated EBITDA as the hurdle for STIP payments because it is a preexisting contractual metric, pursuant to the Company’s term loan credit facility, that approximates a cash profitability target for payment of short-term incentive compensation. Under the STIP for fiscal 2008, if the target is met (after funding of the accrual for STIP bonuses), corporate support employees receive a bonus equal to from approximately 3% to 110% of their base salary, depending upon their position in the Company. The CEO receives 110% of his base salary, and all other NEOs receive 70% of their salaries upon achievement by the Company of the Consolidated EBITDA target. In addition, for 2008, if 75% of the Consolidated EBITDA target is achieved, employees will receive approximately 25% of their target bonus, and if the Company achieves a Consolidated EBITDA of up to 141% of target, employees can receive up to approximately 200% of their target bonus. The Committee intends for the STIP payments for 2008 and beyond to constitute cash-denominated Performance Awards pursuant to the terms of the 2007 Amendment and Restatement to the Eddie Bauer Holdings, Inc. 2005 Stock Incentive Plan (the “2005 Plan”).

Discretionary Additional Compensation.  The Committee may approve additional compensation, including limited annual discretionary bonuses, to any NEO or other executive for performance or retention purposes or to serve any other corporate objective. For the first half of 2007, discretionary retention and project completion bonuses were structured and paid to retain critical leadership talent in lieu of payment of the short-term cash incentives or long-term equity grants that are more standard among the Peer Group. Specifically, Ms. Boyer and Ms. Perinchief received $100,000 and $75,000, respectively, as retention payments, paid in three installments in April and September 2007 and January 2008, and Ms. Milano received $300,000 in return for remaining in her position during certain critical periods in which the Company was refinancing its credit facility, issuing convertible promissory notes and transitioning to a new CEO.

In May 2006, the Company, recognizing that preparing for the potential sale of the Company would require a larger time commitment and greater flexibility from certain of its employees, adopted a Project Completion Bonus Plan. Pursuant to the Project Completion Bonus Plan, certain employees who were key to completing the necessary work for sale of the Company were entitled to receive a project bonus equal to a percentage, ranging from 25% to 60%, of their base salary if the Company was sold. The Board subsequently agreed that regardless of whether the sale of the Company was consummated, it would pay 25% of each participant employee’s Project Completion Bonus by January 15, 2007. Ms. Milano received a payment of $60,000 for her work on the potential sale.

Long-Term Incentives.  In connection with the Company’s emergence from bankruptcy, in November 2005 we made stock option and RSU grants to our NEOs and employees at or above the divisional vice president level. Since this initial grant, equity grants have been made only to the Board, as part of their annual compensation package, and to newly-hired executives. In June 2007, the Company received stockholder approval for the 2005 Plan (“2005 Plan”), and increased by 2,250,000 shares the number of shares available for grant under the 2005 Plan, to permit the grant of stock options and restricted stock units to eligible personnel, including our NEOs. In fiscal 2007, no equity grants were made to any of our NEOs, other than new-hire grants to the newly-hired CEO, CFO, General Counsel and two Senior Vice Presidents hired in the second half of 2007. The new hire grants made in 2007 were designed to retain the NEOs, focus their attention on the long-term performance of the business, and align our NEOs’ financial interests with those of our stockholders, by:

•	providing forfeiture of restricted stock units (“RSUs”) granted unless four years of continuous service are provided by the NEO; and

•	tying the vesting of certain stock options granted to the achievement of stock price targets.

CEO Grants.  Neil Fiske, our new CEO, received:

•	37,089 RSUs, calculated by dividing $500,000 by the 30-day average closing stock price for the Company’s common stock prior to his date of hire, with four-year cliff vesting;

•	100,000 stock options vesting ratably annually over four years;

•	600,000 performance options,

•	one-half of which have a five-year term and vest if and when the Company’s common stock reaches $25 on the Nasdaq Market for 30 consecutive days, and

•	one-half with a seven-year term, vesting if and when the Company’s common stock reaches $35 for 30 consecutive days.

The Committee designed the performance-based stock options specifically to align the CEO’s interests with that of stockholders and to provide long-term retention incentives to, and reward the CEO for improvement in the Company’s performance resulting in significant increases in the Company’s stock price on the NASDAQ Global Market.

NEO Grants.  New-hire equity grants made to the CFO, General Counsel and one Senior Vice President hired in the second half of 2007 were comprised of:

•	11,000 RSUs, with four-year cliff vesting;

•	20,000 stock options, of which:

•	20% vest ratably annually over four years;

•	80% performance options, one-half of which have a five-year term and vest if and when the Company’s common stock reaches $25 on the Nasdaq Market for 30 consecutive days, and one-half with a seven-year term, vesting if and when the Company’s common stock reached $35 for 30 consecutive days.

The Committee designed the performance-based stock options specifically to align the NEOs’ interests with that of stockholders and to provide long-term retention incentives to, and reward the NEOs for improvement in the Company’s performance resulting in significant increases in the Company’s stock price on the NASDAQ Global Market.

The grants to the CFO, General Counsel and Senior Vice President were made as inducement grants under an exception to shareholder approval for equity plans contained in Rule 4350 of the Nasdaq Marketplace Rules.

2008 LTIP.  In the fourth quarter of 2007, the Committee, working with the Consultant and management, began structuring a long-term incentive program for annual grants of long-term equity incentives to eligible corporate support personnel. The final structure of the program was approved in January 2008. Under the newly-approved program, grant issuances are made annually. The level of grant to each NEO in 2008 is determined by an evaluation of performance during the prior year, as well as a comparison of the NEO’s compensation levels to those of equivalent positions in the Peer Group. In the future, the Committee, working with the CEO, will establish performance targets for each NEO, with the achievement of such targets, as well as the competitiveness of the total compensation package as compared to the Peer Group, being factors in the size of any annual equity grants made. The Committee believes that the inclusion of long-term equity incentive grants in the overall compensation package for key employees is critical to attraction and long-term retention of qualified key employees during the Company’s turnaround, because the Committee believes qualified individuals with talents necessary to effect the turnaround will view a long-term incentive grant as an attractive inducement to accepting employment, while aligning management’s interest in increasing the Company’s value with that of shareholders. In addition, the proposed equity grants bring total compensation packages to roughly the 50th percentile of the Peer Group for total compensation, making the Company’s compensation packages more competitive with the Peer Group. Grants will be split equally between RSUs, with a cliff vesting after four years, and stock-only stock appreciation rights (“SOSARs”), which give the grantee the right to receive, in shares of the Company’s common stock, the difference between (x) the closing price of the Company’s stock on the date of grant multiplied by a specified number of SOSARs and (y) the closing price of the Company’s stock on the date of exercise, multiplied by the same specified number of SOSARs. The grantee will receive a number of shares of the Company’s common stock equal to the difference between the two amounts [(x) and (y) above], divided by the closing price of the stock on the date of exercise. SOSARs vest ratably annually over four years. The total number of SOSARs and RSUs granted will be determined based on the total amount of equity available for grant under the 2005 Plan, divided by the number of years until the Committee determines it advisable to seek approval for additional shares from the Company’s shareholders. Allocations of equity grants among eligible employees, including the NEOs, will be made pursuant to recommendations of the CEO, working with the Senior Vice President of Human Resources and the Manager of Compensation, and based upon evaluations of the 50th percentile for current total compensation of each NEO to Peer Group compensation for the equivalent position, as well as performance evaluations. The Company estimates that it has sufficient stock in the 2005 Plan to make annual grants in 2008 and 2009 to currently eligible employees (including the NEOs) and directors, without seeking an increase in the shares available for grant under the 2005 Plan.

Other Benefits

Our NEOs participate in all broad-based employee benefit plans provided by the Company. These include but are not limited to savings plan(s) and health and welfare insurance. In addition, the Company offers certain additional benefits to key executives, including our NEOs. These executive benefits include a change in control plan, executive long-term disability insurance, life insurance, a non-qualified deferred compensation plan, a perquisite allowance, and, for the CEO an employment agreement.

Change in Control.  The Company has a change in control plan in which the NEOs and other key executives participate. The Board has determined that the change in control plan is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of these executives despite the possibility, threat or occurrence of a change in control of the Company. The Eddie Bauer Holdings, Inc. Senior Officer Change in Control Compensation Benefits Plan, which we refer to as the “Change in Control Plan,” is intended to diminish the distraction to our executives of the uncertainties and risks created by a threatened or pending “Change in Control” (as defined in the Change in Control Plan) and to provide the executives with compensation arrangements upon a Change in Control that provide the executives with financial security and that are competitive with the Peer Group.

The Change in Control Plan provides that during the period within six months prior to a Change in Control, but subsequent to such time as negotiations or discussions that ultimately lead to a Change in Control commenced, and two years following the date of a Change in Control, the executive shall be entitled to specified separation benefits if the executive’s employment is terminated by the Company other than for “Cause,” death, disability or retirement, or is terminated by the executive for “Good Reason” (each as defined in the Change in Control Plan). In such event, the Company will pay such executive a lump sum payment, within 15 days after the date of termination (and delayed for a period of time for individuals whose receipt may be impacted by the requirements of Section 409A of the Code), representing certain severance benefits (in lieu of further salary payments and in lieu of any severance benefits to which the executive would otherwise be entitled under any general severance policy or other severance plan maintained by the Company for its management). These severance benefits for NEOs consist of: (i) his or her accrued and unpaid salary with respect to vacation days accrued but not taken through the date of termination; (ii) his or her accrued and unpaid base salary; (iii) any earned but unpaid annual incentive bonuses from the fiscal year immediately preceding the fiscal year in which the date of termination occurs; (iv) if the date of termination occurs subsequent to a fiscal year in which the Change in Control occurs, a pro-rated bonus equal to the product of (a) the greater of (1) (x) the executive’s target annual bonus amount under the AIP for the fiscal year in which the date of termination occurs and (y) the executive’s average annual bonus for the three full fiscal years prior to the date of termination, or such lesser number of fiscal years during which the executive was employed by the Company or an affiliate, and (2) the annual bonus amount under the AIP determined based on the performance to date for the performance period that includes the date of termination, multiplied by (b) a fraction, the numerator of which is the number of days in the then current fiscal year through the date of termination and the denominator of which is 365; and (v) an amount equal to a “benefit multiplier” of 2.0 for Senior Vice Presidents of the Company (or 3.0 in the case of the CEO) multiplied by the sum of (a) the executive’s annual base salary plus (b) the greater of (1) his or her target annual bonus for the fiscal year in which the termination occurs and (2) the executive’s average annual bonus for the three full fiscal years prior to the date of termination, or such lesser number of fiscal years during which the executive was employed by the Company or an affiliate. In addition, such executive will receive: (i) continued health, medical, life and long-term disability insurance coverage for the executive and his or her family for a period equal to the executive’s benefit multiplier at substantially similar levels of coverage, or if the applicable plan, program, practice or policy does not permit the participation of the executive or his or her family, payment to the executive of an amount equal to the standard after-tax cost of such insurance coverage; and (ii) outplacement services for a period equal to the number of years of the executive’s benefit multiplier; provided, however, that the maximum aggregate amount of such outplacement services will not exceed $25,000 ($50,000 in the case of the CEO).

Upon a Change in Control, or in the event an executive’s employment is terminated prior to a Change in Control in a manner that entitles the executive to separation benefits under the previous paragraph, the executive shall be entitled to (i) the immediate vesting of all previously granted awards of options, stock appreciation rights, restricted stock and restricted stock units under any equity compensation plan or arrangement maintained by the Company that are outstanding at the time of the Change in Control or date of termination, as the case may be; (ii) a long-term incentive amount equal to the greatest of (a) the executive’s target long-term incentive opportunity for each outstanding performance award in effect on the Change in Control date; (b) the average annual performance award payout, including any portion thereof that has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the executive was employed for less than 12 full months), the executive received from the Company, if any, during the three full fiscal years of the Company immediately preceding the Change in Control date, or such lesser number of fiscal years during which the executive was employed with the Company or any affiliate; and (c) the amount determined under the performance award based on the performance to date for the performance period that includes the Change in Control date; and (iii) an amount equal to the greater of (a) (1) the executive’s target annual bonus amount under the AIP for the performance period in which the Change in Control occurs and (2) the executive’s average annual bonus for the three full fiscal years prior to the Change in Control date, or such lesser number of fiscal years during which the executive was employed by the Company or an affiliate, and (b) the amount determined under the annual bonus based on the performance to date for the performance period that includes the Change in Control date.

In the case of the NEOs, the agreements also provide that if any payment by the Company results in excise tax under the parachute payment rules of Section 280G of the Code, then the executive is entitled to a gross-up payment so that the net amount retained will be equal to his or her payment less ordinary and normal taxes (but not less the excise tax).

In the event we pursue a strategic alternative, including a sale of the Company, the benefits under the Change in Control Plan may be triggered. Our Board of Directors may amend or terminate the Change in Control Plan at any time; provided, however, no modification or termination adversely affecting any participant will be effective unless such participant provides written consent or is given one year advance notice.

Executive Long-Term Disability Insurance.  Our NEOs participate in the Company’s executive long-term disability program. This plan provides up to 60% of salary replacement, to a maximum of $25,000 per month, for nonwork-related approved medical absences and is paid for by the Company.

Executive Life Insurance.  Our NEOs participate in the Company’s executive life insurance plan. This plan provides four times annual base salary, up to a maximum of $1.5 million, in the form of a death benefit. The Company pays the full cost of the program.

Nonqualified Deferred Compensation.  Our NEOs are eligible to participate in the Company’s nonqualified deferred compensation plan. This plan provides each NEO the opportunity to defer up to 75% of his or her base salary and 100% of earned bonuses on a pretax basis. If an NEO elects to defer a portion of his or her compensation such amount is allocated to either (i) an account that tracks the performance of our common stock or (ii) an account which pays a fixed rate of return (based on the 10 Year Treasury Note). If the former, each deferred amount is assigned a number of hypothetical shares of our common stock at the time of the deferral based on the fair market value of the common stock on that date. The value of the deferred amount fluctuates with the value of our common stock and may lose value. At the elected time pursuant to the nonqualified deferred compensation plan, the value of the deferred amount is paid to the NEO in cash. Currently, one NEO participates in this plan.

Perquisite Allowance.  Our NEOs and certain other executives receive an executive perquisite allowance. This is to defray the cost of auto expenses and/or financial, tax and estate planning costs. The allowance is paid in equal installments along with the NEO’s regular paycheck and varies by individual. The perquisite allowance is offered to be competitive with the market and to continue to attract and retain highly qualified executive talent.

Employment and Separation Agreements.  During fiscal year 2007, the employment of each of Ms. Boyer, Ms. Milano, and Mssrs. Månsson and Fiske was subject to an employment agreement, and Mr. Helton’s employment was subject to an employment letter.

On February 9, 2007, Mr. Månsson resigned. In connection with Mr. Månsson’s resignation, the Company agreed to make certain termination payments pursuant to his Employment Agreement and as set forth in his Separation Agreement and General Release.

On March 31, 2007, Ms. Milano tendered her resignation as Senior Vice President, General Counsel and Secretary of the Company. The Company requested that Ms. Milano continue her employment through a transition period, and on April 5, 2007, the Company accepted that Ms. Milano would resign as Senior Vice President, General Counsel and Secretary of the Company on June 1, 2007, after completion of certain critical legal matters including the refinancing of the Company’s term loan facility and the issuance of convertible promissory notes as part of that refinancing, and would continue as an employee of Eddie Bauer, Inc. until July 2, 2007. In consideration for Ms. Milano’s agreement to continue her service through July 2, 2007, the Company agreed to pay her a $300,000 retention bonus, of which $50,000 was paid on March 9, 2007, and $250,000 was paid on May 31, 2007.

In June 2007, the Company hired McNeil S. Fiske as its new Chief Executive Officer, and in connection therewith, entered into an Employment Agreement dated June 12, 2007, with a term of three years, pursuant to which Mr. Fiske receives base salary, bonuses, and certain equity grants.

In May 2007, the Company hired R. Thomas Helton as its Senior Vice President of Human Resources, and in connection therewith, entered into an employment letter pursuant to which Mr. Helton receives certain guaranteed severance.

On January 14, 2008, Ms. Boyer tendered her resignation, effective January 31, 2008. In connection with her resignation, the Company agreed to make certain payments, totaling $607,590, in accordance with her employment agreement dated July 12, 2004, and pursuant to a Separation Agreement, Waiver and Release, dated February 19, 2008.

The specifics regarding Ms. Boyer, Ms. Milano, and Mssr. Månsson’s and Fiske’s employment agreements, Mr. Helton’s employment letter, Mr. Månsson’s and Ms. Boyer’s Separation Agreements, and change in control payments for the NEOs are described in the section titled “Employment Agreements; Termination and Change in Control Payments” below.

Deductibility of Executive Compensation

Certain awards made under the Company’s 2005 Plan qualify as performance-based compensation that will be fully deductible for federal income tax purposes under the $1 million cap rules of Section 162(m) of the Code. However, in order to design compensation programs that address the Company’s needs, the Company has not established a policy which mandates that all compensation must be deductible under Section 162(m). Payments under the AIP relating to the 2007 fiscal year do not qualify as performance-based compensation under Section 162(m). Grants of RSUs made under the 2005 Plan are not deductible. For 2007, approximately $203,000 of compensation paid by the Company to Neil Fiske was not deductible under Section 162(m) because certain amounts received as base salary, bonuses and relocation reimbursements did not qualify as performance-based compensation and exceeded $1 million.

Summary Compensation Table
The following table sets forth all compensation paid or earned by our two CEOs, our Interim CEO, our Interim CFO, two CFOs, and each of our other three most highly compensated executive officers (whose compensation exceeded $100,000 during the last fiscal year) for services rendered to us in the last two fiscal years, including the fiscal year ended December 29, 2007. In addition, disclosure is made for one additional individual (Shelley Milano) who, but for her resignation prior to the end of fiscal 2007, would have been considered an NEO.

										Change in
										Pension
									NonEquity	Value and
									Incentive	Nonqualified
							Stock	Option	Plan	Deferred	All Other
			Salary		Bonus		Awards	Awards	Compensation	Compensation	Compensation	Total
	Name and Position	Year	($)		($)		($)(1)	($)(1)	($)	Earnings ($)	($) (2)	($)

PEO-	Fabian Mansson(3)	2007	$113,077		—		$2,624,383	$593,651	—	—	$2,006,601	$5,337,712
	CEO	2006	980,000		250,000		1,972,487	288,000	—	—	32,393	3,522,880

PEO-	Howard Gross(4)	2007	467,500		—		13,101	—	—	—	36,715	517,316
	Interim CEO

PEO-	Neil Fiske(5)	2007	528,846		1,200,000	(6)	61,174	619,798	—	—	625,822	3,035,640
	CEO

PFO-	Timothy McLaughlin	2006	52,721		—		(93,125)	(12,013)	—	—	206,057	153,640
	CFO(7)

PFO-	David Taylor(8)	2007	1,640,238	(9)	—		—	—	—	—	149,031	1,789,269
	Interim CFO	2006	1,355,000								39,536	1,394,536

PFO-	Marv Toland(10)	2007	42,967		—		2,442	1,480	—	—	2,529	49,418
	CFO

A	Kathleen Boyer	2007	520,673		70,000	(11)	528,160	105,840	30,172	—	34,047	1,288,892
	SVP Merchandising	2006	500,000		—		673,111	105,840	—	—	33,704	1,312,655

B	Shelley Milano	2007	210,502	(12)	360,000	(13)	259,848	(16,818)	24,425	—	19,835	857,792
	General Counsel	2006	400,000		—		673,111	105,840	—	—	29,004	1,207,955

C	Ann Perinchief	2007	381,538		52,500	(14)	528,160	105,840	22,126	—	31,698	1,121,862
	SVP of Retail	2006	365,000		—		673,111	105,840	—	—	29,647	1,173,598

D	R. Thomas Helton	2007	192,500		235,000		14,239	37,047	—	—	71,862	550,648
	SVP H.R.(15)

(1)	The dollar amounts in these columns reflect the compensation expense/(income) recognized for financial statement reporting purposes for the fiscal year ended December 29, 2007, in accordance with SFAS 123R, and include amounts from awards granted prior to and during 2007. The assumptions used in the calculation of these amounts are included in footnote 16 to the Company’s audited financial statements for the fiscal year ended December 29, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2008.

(2)	Specifics of the components of “Other Compensation” are contained in the table below.

(3)	Mr. Mansson resigned as Chief Executive Officer on February 9, 2007. Mr. Mansson and the Company entered into a Separation Agreement which provided for certain payments to Mr. Mansson pursuant to the terms of his Employment Agreement, including base salary and target bonus (equal to base salary) through May 9, 2009, and the accelerated vesting on his RSUs and stock options upon his resignation. See “Employment Agreements and Letters; Termination and Change in Control Payments — Fabian Mansson.”

(4)	Mr. Gross acted as interim Chief Executive Officer from February 9, 2007 through July 8, 2007. Mr. Gross received $85,000 per month for his services as interim CEO.

(5)	Mr. Fiske became CEO of the Company as of July 9, 2007, and so has a partial year of compensation. Mr. Fiske’s terms of employment are subject to an Employment Agreement dated June 12, 2007. See “Employment Agreement and Letters — Neil Fiske.”

(6)	Consists of a $600,000 signing bonus and a $600,000 guaranteed performance bonus for fiscal 2007. The performance bonus will be paid in 2008.

(7)	Mr. McLaughlin resigned as CFO and was paid through February 2006, and only had a partial year of compensation.

(8)	Mr. Taylor acted as interim Chief Financial Officer from January 2006 to November 14, 2007. Mr. Taylor was an employee of FTI Palladium Partners, and amounts shown are fees paid to FTI for Mr. Taylor’s services. FTI and Mr. Taylor also received reimbursement for certain travel and housing expenses.

(9)	Under the contract for Mr. Taylor’s services, in addition to monthly fees for services, FTI received two success fees in 2007: the first of $580,238 for Mr. Taylor renegotiating the Company’s two credit facilities, and the second of $125,000 upon the hiring of a permanent CFO for the Company.

(10)	Mr. Toland was hired as Chief Financial Officer effective November 14, 2007, and therefore has a partial year of compensation.

(11)	Ms. Boyer received a retention bonus of $100,000, payable in three installments in April and September 2007 and January 2008. Ms. Boyer resigned her position effective January 31, 2008.

(12)	Ms. Milano resigned as an employee on July 2, 2007, as so only has a partial year of compensation.

(13)	Ms. Milano received a Project Completion Bonus, as well as a retention bonus, for critical legal work performed for the Company. See “Key Components of CEO/NEO Compensation — Discretionary Additional Compensation” above.

(14)	Ms. Perinchief received a retention bonus of $75,000, payable in three installments in April and September 2007 and January 2008.

(15)	Mr. Helton commenced employment as Senior Vice President of Human Resources on July 2, 2007, and so only has a partial year of compensation. Mr. Helton received a $155,000 signing bonus in 2007 and a guaranteed performance bonus for fiscal 2007 of $80,000, to be paid in 2008. See “Employment Agreements and Letters — R. Thomas Helton.”

All Other Compensation shown in the above Summary Compensation table for the fiscal year ending December 29, 2007, consists of the following:

				VIP Long	Value of
				Term	Supplemental
			Perquisite	Disability	Life Insurance	401(k)			Other Cash
	Name of Executive	Year	Allowance	Premiums	Premiums	Contribution	Other		Payments		Total

PEO-	Fabian Mansson	2007	$6,923	$4,382	$3,953	—	$28,398		$1,962,945	(a)	$2,006,601
		2006	20,000	3,500	2,304	—	6,589		—		32,393
PEO -	Howard Gross	2007	—	—	—	—	36,715	(b)	—		36,715
PEO -	Neil Fiske	2007	9,615	1,458	768	—	613,981	(c)	—		625,822
PFO -	Timothy McLaughlin	2006	2,692	292	256	2,019	—		200,798	(d)	206,057
PFO -	David Taylor	2007	—	—	—	—	149,031	(e)	—		149,031
		2006	—	—	—	—	39,536	(e)	—		39,536
PFO -	Marv Toland	2007	1,615	198	128	588	—		—		2,529
A.	Kathleen Boyer	2007	18,000	3,500	2,304	10,043	200		—		34,047
		2006	18,000	3,500	2,304	9,900	—		—		33,704
B.	Shelley Milano	2007	7,000	1,705	1,152	9,978	—		—		19,835
		2006	14,000	2,800	2,304	9,900	—		—		29,004
C.	Ann Perinchief	2007	14,000	3,499	2,247	11,702	250		—		31,698
		2006	14,000	3,500	2,247	9,900	—		—		29,647
D.	R. Thomas Helton	2007	12,500	1,123	640	—	57,599	(f)	—		71,862

(a)	Consists of $866,923 in severance payments for annual base salary and $980,000 in severance payments for target bonus (for 2007’s performance, paid in 2008), $116,022 for payout of unused vacation, $28,398 for outplacement services, reimbursement of financial planning expenses, residential security and storage of personal items.

(b)	Consists of reimbursement for travel and housing expenses.

(c)	Consists of $38,676 for temporary housing, $567,817 for security in response to a work-related threat of violence and $7,488 for travel costs.

(d)	Consists of $187,500 in severance payments and $13,298 in payout for unused vacation.

(e)	Consists of reimbursement for travel and housing expenses.

(f)	Consists of temporary housing expenses and shipping and storage of household goods.

Grants of Plan-Based Awards Table

The following table sets forth certain information regarding the grant of plan-based awards made during the fiscal year ended December 29, 2007, to the NEOs. Neither Mr. Taylor, as interim CFO, nor Mr. Gross, as interim CEO, were entitled to any of our plan-based awards in fiscal year 2007; however, Mr. Gross received an award of RSUs for his service as interim CEO and also receives RSU awards for his participation on the Board.

										All Other	All Other
										Stock	Option			Grant Date
										Awards:	Awards:		Closing	Fair Value
										Number	Number	Exercise of	Market	of Stock
										of Shares	of Securities	Base Price	Price on	and
		Estimated Future Payouts Under Non-Equity Incentive Plan Award				Estimated Future Payouts Under Equity Incentive Plan Awards				of Stock	Underlying	of Option	Date of	Option
	Grant	Threshold	Target		Max	Threshold	Target		Max	or Units	Options	Awards	Grant	Award
Name	Date	($)(1)	($)(2)		($)(1)	(#)	(#)		(#)	(#)	(#)	($/Sh)	($)	($)

PEO- Fabian Mansson	—	—	$980,000		—	—	—		—	—	—	—	—	—
PEO- Howard Gross	8/9/07	—	—		—	—	9,541	(3)	—	—	—	—	—	100,000
PEO- Neil Fiske	—	—	600,000	(4)	—	—	—		—	—	—	—	—	—
	7/9/07	—	—		—	—	—		—	37,089 (5)	—	—	—	510,716
	7/9/07	—	—		—	—	700,000	(6)	—	—	—	13.48	13.77	3,904,000
PFO- Marv Toland(7)	11/14/07	—	—		—	—	—		—	11,000 (8)	—	—	—	75,900
	11/14/07	—	—		—	—	—		—	—	20,000 (9)	6.90	—	45,680
A. Kathleen Boyer(10)	—	—	367,500		—	—	—		—	—	—	—	—	—
B. Shelley Milano(10)	—	—	297,500		—	—	—		—	—	—	—	—	—
C. Ann Perinchief(10)	—	—	269,500		—	—	—		—	—	—	—	—	—
D. R. Thomas Helton	7/2/07	—	80,000	(11)	—	—	11,000	(12)	—	—	—	—	—	140,250
	7/2/07	—	—		—	—	58,000	(13)	—	—	—	12.75	—	339,880

(1)	Under the 2007 AIP calculations, bonuses were funded from a pool once specified targets (5% increase in year-over-year sales and $68 million in EBITDA on an annual basis) were exceeded. As a result, there was no threshold, nor any maximum bonus calculable.

(2)	The target shown is the target percentage of base salary for bonus calculations set for the individual NEO, multiplied by the annual base salary at fiscal year end or termination date, if earlier.

(3)	Mr. Gross received 9,541 RSUs on August 9, 2007 for his service as interim CEO through July 8, 2007. The closing price of the Company stock on that day on the NASDAQ National Market was $10.48 per share.

(4)	Mr. Fiske received a guaranteed minimum performance bonus under his Employment Agreement of $600,000. Mr. Fiske started employment on July 9, 2007, and, absent the guaranteed minimum performance bonus, his target bonus would have been $581,731, which is his total bonus of 110% of his annual base salary of $1.1 million, pro rated for his partial year of employment.

(5)	Mr. Fiske received a grant of a number of RSUs calculated by dividing $500,000 by $13.48, the 30-day average closing price of the Company’s stock prior to his commencement of employment. The RSUs cliff vest after four years.

(6)	Includes: 100,000 stock options, vesting ratably annually over four years, with ten-year expiration; 300,000 performance stock options vesting when the Company’s stock price is $25 per share for 30 consecutive days, with a five-year expiration; and 300,000 performance options, vesting when the Company’s stock price is $35 per share for 30 consecutive days, with a seven-year expiration. All stock options have an exercise price of $13.48, which is the 30-day average closing price prior to his date of hire.

(7)	Mr. Toland did not qualify for participation in the AIP as he joined the Company in November 2007.

(8)	RSUs with a four-year cliff vesting, issued as an inducement grant under Nasdaq Marketplace Rules Section 4350.

(9)	Includes: 4,000 stock options with a ratable annual vesting over four years; 8,000 performance stock options, vesting when the Company’s stock price is $25 per share for 30 consecutive days; and 8,000 performance options, vesting when the Company’s stock price is $35 per share for 30 consecutive days. All such grants were made as inducement grants under Nasdaq Marketplace Rules Section 4350.

(10)	For disclosure of amounts paid to this individual in first quarter 2007 under the AIP, see “Key Components of CEO/NEO Compensation — Annual Incentives” above.

(11)	Mr. Helton received a guaranteed minimum performance bonus under his employment agreement of $80,000. Mr. Helton started his employment on July 2, 2007 and, absent the guaranteed minimum performance bonus, his target bonus would have been $134,750, which is 70% of base salary prorated for his partial year of employment.

(12)	Mr. Helton received 11,000 RSUs that cliff vest after four years.

(13)	Mr. Helton received 58,000 stock options that vest ratably annually over four years, with a ten-year expiration date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, for each of the NEOs, certain information regarding the outstanding equity awards on December 29, 2007. Mr. Taylor was not entitled to any of our plan-based equity awards.

		Option Awards					Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan Awards:
									Plan Awards:	Payout
				Equity					Number of	Value of
				Incentive				Market	Unearned	Unearned
				Plan Awards:			Number of	Value of	Shares,	Shares,
		Number of	Number of	Number of			Shares or	Shares or	Units or	Units or
		Securities	Securities	Securities			Units of	Units of	Other	Other
		Underlying	Underlying	Underlying	Option		Stock that	Stock that	Rights	Rights
		Unexercised	Unexercised	Unexercised	Exercise	Option	Have Not	Have Not	that Have	that Have
	Grant	Options (#)	Options (#)	Unearned	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Date	Exercisable	Unexercisable	Options (#)	($)	Date	(#)	($)	(#)	($)

PEO- Fabian Mansson(1)	11/3/05	100,000	—	—	$23.37	11/3/2015	—	—	—	—
PEO- Howard Gross(2)	8/9/07	—	—	—	—	—	9,541	61,158	—	—
PEO- Neil Fiske(3)	7/9/07	—	100,000	—	13.48	7/9/2017	37,089	237,740	—	—
	7/9/07	—	300,000	—	13.48	7/9/2012	—	—	—	—
	7/9/07	—	300,000	—	13.48	7/9/2014	—	—	—	—
PFO- Marv Toland(4)	11/14/07	—	4,000	—	6.90	11/14/2017	11,000	70,510	—	—
	11/14/07	—	8,000	—	6.90	11/14/2012	—	—	—	—
	11/14/07	—	8,000	—	6.90	11/14/2014	—	—	—	—
A. Kathleen Boyer(5)	11/3/05	27,562	9,188	—	23.37	11/3/2015	22,750	145,828	—	—
B. Shelley Milano(6)	11/3/05	—	—	—	—	—	—	—	—	—
C. Ann Perinchief	11/3/05	27,562	9,188	—	23.37	11/3/2015	22,750	145,828	—	—
D. R. Thomas Helton(7)	7/2/07	—	58,000	—	12.75	7/2/2017	11,000	70,510	—	—

(1)	Options vested ratably 25,000 per year over four years, through November 3, 2008; however, on February 9, 2007, in connection with Mr. Månsson’s resignation, all unvested options vested in full and will remain exercisable for the duration of their 10-year term. Mr. Mansson also received a grant of 200,000 RSUs which vested ratably over three years through July 1, 2008; however, on February 9, 2007, in connection with Mr. Månsson’s resignation, his unvested restricted stock units vested in full.

(2)	Unvested RSUs, given to Mr. Gross for service as interim CEO, vest ratably annually over three years.

(3)	Mr. Fiske received 100,000 stock options vesting ratably over four years with a ten-year expiration date, and two 300,000 option grants, each performance based, vesting on the achievement of a $25 and $35 per share stock price for 30 consecutive days and expiring in five and seven years, respectively. All stock options have a strike price of $13.48, which is the 30-day average closing price prior to his date of hire.

(4)	Mr. Toland received 4,000 stock options vesting ratably over four years with a ten-year expiration date, and two 8,000 option grants, each performance based, vesting on the achievement of a $25 and $35 per share stock price for 30 consecutive days and expiring in five and seven years, respectively.

(5)	Ms. Boyer’s unvested 9,188 stock options were to vest on November 3, 2008, and her 22,750 unvested restricted stock units were to vest on July 1, 2008. Ms. Boyer resigned effective January 31, 2008, and all unvested options and restricted stock units were forfeited at such time. Ms. Boyer has 90 days from her resignation to exercise vested stock options.

(6)	Ms. Milano’s unvested 18,375 stock options and her unvested 22,750 restricted stock units were forfeited upon her resignation on July 2, 2007.

(7)	Mr. Helton received 58,000 stock options vesting ratably annually over four years with a ten-year expiration date.

Option Exercises and Stock Vested

The following table sets forth, for each of the NEOs, the amounts received upon the exercise of options or similar instruments, and the vesting of restricted stock or similar instruments, during the fiscal year ended December 29, 2007. Mr. Taylor was not entitled to participate in any of our plan-based programs in fiscal 2007.

			Option Awards		Stock Awards
			Number of Shares	Value Realized	Number of Shares	Value Realized
			Acquired	on Exercise	Acquired	on Vesting
Name			on Exercise (#)	($)	on Vesting (#)	($)

PEO-	Fabian Mansson	2007	—	—	133,334	$1,222,673	(1)
PEO-	Howard Gross(2)	2007	—	—	—	—
PEO-	Neil Fiske	2007	—	—	—	—
PFO-	Marv Toland	2007	—	—	—	—
A.	Kathleen Boyer	2007	—	—	22,750	292,337	(3)
B.	Shelley Milano	2007	—	—	22,750	292,337	(4)
C.	Ann Perinchief	2007	—	—	22,750	292,337	(4)
D.	R. Thomas Helton	2007	—	—	—	—

(1)	Vesting of Mr. Mansson’s RSUs and stock options was accelerated on February 9, 2007 pursuant to the terms of his Separation Agreement upon his resignation. The Company’s stock price closed at $9.17 on February 9, 2007.

(2)	Mr. Gross received 4,280 RSUs (not included in this table) in November of 2005 for participating on the Company’s Board, of which 1,427 units vested on July 1, 2007, with a value of $12.85 per share, the closing price on June 29, 2007. Mr. Gross also received 9,541 RSUs on August 9, 2007 for his service as interim CEO, with such RSUs vesting ratably annually on August 9, 2008, 2009 and 2010.

(3)	Ms. Boyer’s RSUs vested, and her restricted stock issued as of July 1, 2007, with a value of $12.85 per share, the closing price on the Nasdaq National Market on June 29, 2007.

(4)	RSUs held by NEOs, including Ms. Milano and Ms. Perinchief, vested on July 1, 2007 (based on a price of $12.85 per share). However, as a result of certain trading restrictions, the Company offered the NEOs the opportunity to defer settlement of the RSUs and issuance of the underlying stock until August 17, 2007. Ms. Milano and Ms. Perinchief deferred settlement of the RSUs until August 17, 2007. The value realized by each of Ms. Milano and Ms. Perinchief at the August 17, 2007 settlement date (based on a closing price of $7.68 per share) was $174,720.

Employment Agreements and Letters; Termination and Change in Control Payments

During fiscal 2007, we had employment agreements with each of Fabian Månsson, Kathleen Boyer and Shelley Milano. Mr. Månsson and Ms. Milano resigned in February and March 2007, respectively, and Ms. Boyer resigned in January 2008. The Company entered into Separation Agreements with Mr. Mansson and Ms. Boyer upon their resignations. On June 12, 2007, the Company entered into an employment agreement with McNeil S. Fiske, upon his hiring as President and Chief Executive Officer of the Company. On May 14, 2007, the Company entered into an employment letter with R. Thomas Helton, upon his hiring as Senior Vice President of Human Resources of the Company. Each of these agreements or letters provide for payments upon certain termination events. In addition, each of our current NEOs is eligible to participate in the Change in Control Plan, which was established in November 2005 and amended and restated in June 2006 by our Board of Directors. For a description of the Change in Control Plan, see “Compensation Discussion and Analysis — Other Benefits — Change in Control” above.

Neil Fiske

Salary and Equity.  Under the terms of the Employment Agreement with Mr. Fiske, Mr. Fiske’s annual salary will be $1,100,000 and he will be eligible to earn annual target bonuses of 110% of base salary, based on achieving specific target performance criteria. In consideration of Mr. Fiske’s service during 2007, the Company will pay Mr. Fiske a minimum bonus of $600,000 for fiscal 2007. The target bonus opportunity ranges from 0% to 200% of base salary. The Company paid Mr. Fiske a signing bonus of $600,000. On July 9, 2007 (the “Start Date”), Mr. Fiske received restricted stock units based on the number of shares having a fair market value equal to $500,000 on the Start Date, calculated using a 30-day average closing price for the 30 days prior to the Start Date. These restricted stock units will be subject to forfeiture until Mr. Fiske has completed four years of service. Mr. Fiske also received 100,000 time vested stock options, which will vest 25% per year over four years, and performance based options to purchase up to 600,000 shares. The 600,000 options consisted of 300,000 five-year performance options and 300,000 seven-year performance options. The five-year performance options will vest only if the closing price of the Company common stock reaches $25 per share for 30 consecutive trading days within five years of the grant date. The seven-year performance options will vest only if the closing price of the Company common stock reaches $35 per share for 30 consecutive trading days within seven years of the grant date. All options will be granted at the fair market value on the Start Date. Fair market value will be determined according to the terms of the Eddie Bauer Holdings, Inc. 2005 Stock Incentive Plan based on the average selling price during the 30-day period ending on July 8, 2007, the day before the Start Date.

DCP Contribution.  Mr. Fiske will be entitled to a Company-provided discretionary allocation of $1,500,000 (the “Deferred Compensation Award”) to be credited to a Company contribution account for his benefit under the terms of the Company’s Nonqualified Deferred Compensation Plan. The Deferred Compensation Award will vest in three equal installments of one-third of the account balance on each of the first three anniversaries of the Start Date.

Mr. Fiske will also receive reimbursement for certain legal fees, up to a maximum of $20,000, in connection with negotiating his agreement with the Company, as well as reasonable relocation expenses. As part of the relocation package, the Company has agreed to provide a relocation bonus of up to $200,000 if Mr. Fiske incurs a loss on the sale of his personal residence in Columbus, Ohio. As an officer of the Company, Mr. Fiske will be entitled to participate in the Company’s executive benefit plans and programs.

Termination without Cause.  If Mr. Fiske’s employment is terminated during the term of the agreement by the Company for other than Misconduct (as defined in the Agreement), or by Mr. Fiske for Good Reason (as defined in the Agreement), he is entitled to accrued but unpaid bonuses, severance pay, payable in monthly installments, equal to two times base salary and target bonus, payable over 24 months, accelerated vesting of the restricted stock units and stock options and group health continuation coverage, in addition to accrued but unpaid base salary, accrued vacation and unpaid business expense reimbursements.

Change In Control.  If Mr. Fiske is employed by the Company upon the occurrence of a change in control, Mr. Fiske’s restricted stock units will become fully vested, the time vested stock options will become immediately exercisable, the Deferred Compensation Award will become fully vested and immediately distributable and the performance based options will vest if the per share consideration in the change in control is equal to or exceeds the $25 or $35 vesting thresholds. If Mr. Fiske’s employment is terminated within 24 months of a change in control, he will be entitled to severance pay equal to three times base salary plus three times the target bonus, payable in lump sum.

As part of his Agreement, Mr. Fiske is subject to confidentiality obligations, a covenant not to solicit or hire management personnel of the Company, and a 24-month noncompetition covenant pursuant to which Mr. Fiske may not work for certain identified retail competitors of the Company.

R. Thomas Helton

Salary and Equity.  Under the terms of the employment letter with Mr. Helton, Mr. Helton’s annual salary will be $385,000 and he will be eligible to earn annual target bonuses of 70% of base salary, based on achieving specific individual and Company target performance criteria. In consideration of Mr. Helton’s service during 2007, the Company will pay Mr. Helton a minimum performance bonus of $80,000 for fiscal 2007. The Company paid Mr. Helton a signing bonus of $155,000. On July 2, 2007, Mr. Helton received 11,000 restricted stock units, which are subject to forfeiture until Mr. Helton has completed four years of service, and 58,000 stock options, at an exercise price equal to the closing price of the Company’s stock on July 2, 2007, vesting 25% per year over four years.

Mr. Helton will also receive reimbursement for certain reasonable relocation expenses. As an officer of the Company, Mr. Helton will be entitled to participate in the Company’s executive benefit plans and programs.

Termination without Cause.  If Mr. Helton’s employment is terminated during the first twelve months of employment by the Company for other than Misconduct, or because his position is eliminated and he is not offered a similar position in terms of scope of responsibility, he is entitled to accrued but unpaid bonuses, severance pay equal to one year’s base salary plus his annual target bonus, and payment by the Company of his medical insurance under COBRA at the Associate rate for a period of six months.

Fabian Månsson

On December 14, 2005, Mr. Månsson entered into an amended and restated employment agreement with Eddie Bauer and Eddie Bauer, Inc. pursuant to which he agreed to serve as President and Chief Executive Officer of each. Mr. Månsson’s employment agreement had a term of three years, unless sooner terminated. The employment agreement provided for an annual base salary of $980,000, to be reviewed on an annual basis, and a longevity bonus of $250,000. Under the terms of the agreement, Mr. Månsson was eligible for participation in all long-term incentive plans, annual incentive plans or bonus plans adopted. His target bonus was 100% of his annual base salary, subject to a minimum of 50% of his base salary if any payments were made with respect to a bonus plan year, and a maximum of 175% of base salary. Mr. Månsson received an annual perquisite allowance of $20,000, as well as a personal allowance of $10,000 for expenses incurred in connection with tax and financial planning and related legal advice. Mr. Månsson was also entitled to reimbursement of relocation expenses and closing costs in connection with the purchase of a permanent residence in the United States, as well as expenses related to the installation of a home security system. The agreement provided for certain payments if employment were terminated upon death or disability, if the agreement were not renewed, if his employment was terminated by the Company for Cause (as defined therein), by Mr. Mansson for Good Reason (as defined therein), or in the event of a Change in Control.

Termination without Cause.  If Mr. Månsson’s employment agreement was terminated by the Company without Cause, or by Mr. Månsson for Good Reason, in each case more than six months prior to a Change in Control, the employment agreement provided that we would pay Mr. Månsson (i) his Accrued Compensation, (ii) his base salary for an additional two years after the termination date, (iii) at such time as other participants in the bonus plan were paid their respective bonuses in respect of that bonus plan year, a pro-rata bonus equal to the product of (a) the greater of (x) the target bonus under the bonus plan for the bonus plan year during which the termination date occurs, and (y) the actual bonus under such plan paid or payable to Mr. Månsson in respect of the immediately preceding bonus plan year, and (b) the fraction obtained by dividing (a) the number of days in the plan year elapsed through and including the termination date by (b) 365, which we refer to as the “Pro-Rata Bonus,” (iv) at such time as other participants in the bonus plan were paid their respective bonuses in respect of the bonus plan year during which the termination date occurs, an amount equal to the difference between (a) the greater of (y) Mr. Månsson’s target bonus under the bonus plan for the termination year, and (z) the actual bonus under such plan paid or payable to Mr. Månsson in respect of the immediately preceding bonus plan year, and (b) the Pro-Rata Bonus paid to the Mr. Månsson, (v) at such time as other participants in the bonus plan were paid their respective bonuses, in respect of each of the two bonus plan years immediately following the termination year, an amount equal to the greater of (a) the Mr. Månsson’s target bonus for the termination year, and (b) Mr. Månsson’s actual annual incentive compensation paid or payable with respect to the plan year immediately preceding the termination year, provided that the Company would pay in respect of the last of such bonus plan years only a pro- rata share of such annual bonus equal to the product of such bonus and a fraction, the numerator of which is the number of days during the termination year through and including the termination date and the denominator of which is 365, (vi) up to $35,000 for outplacement services for a period of up to one year commencing on or before the one-year anniversary of the termination date, but in no event extending beyond the date on which Mr. Månsson commenced other full-time employment, and (vii) upon presentation of invoices, the Company would reimburse Mr. Månsson for

(a) reasonable costs associated with the packing, moving and unpacking of household goods and furnishings to a new permanent residence in Sweden, (b) broker’s fees and commissions payable on the sale of the Mr. Månsson’s then current principal residence in the United States up to an amount equal to six percent (6%) of the selling price of such residence, and (c) up to three percent (3%) of the purchase price of the Mr. Månsson’s new permanent residence in Sweden to cover the closing costs associated with the purchase of such new permanent residence; provided that such costs or fees were incurred within one (1) year following the termination date; provided further that the Company would gross up the compensation to be paid pursuant to this subsection (vii) to offset all income taxes incurred by Mr. Månsson as a result of such reimbursed costs and expenses, including such gross-up payment (we refer to the relocation expenses, as grossed up, as the “Relocation Expenses.” In addition, for a period of two years after the termination date, we would continue to pay the premium on Mr. Månsson’s term life insurance coverage in an amount equal to $5,000,000, which we refer to as the “Insurance Premiums,” and to provide Mr. Månsson and his beneficiaries continued participation in all medical, dental, vision, prescription drug, hospitalization and life insurance coverages and in all other employee welfare benefit plans, programs and arrangements in which the Mr. Månsson was participating immediately prior to the termination date, on terms and conditions that are no less favorable than those that applied on the termination date, which we refer to as the “Employee Welfare Benefits.” In addition, Mr. Månsson’s unvested equity awards would immediately vest, with any stock options remaining exercisable for the remainder of the original option term.

Separation Agreement.  Mr. Månsson resigned from his position as Chief Executive Officer and President of the Company and as a member of the Board of Directors of the Company effective February 9, 2007. Mr. Månsson and the Company entered into a Separation Agreement which provides for payments of the amounts that Mr. Månsson was entitled to receive pursuant to the terms of his Employment Agreement for a termination without Cause, including the following: (a) accrued but unpaid compensation attributable to earned salary and salary that would have been earned for periods through May 9, 2007, unused earned vacation days and vacation days that would have been earned through May 9, 2007, and any other compensation that has been or would be earned or accrued under any bonus or other benefit plans to May 9, 2007, (b) continued payment of his annual base salary of $980,000 through May 9, 2009, (c) continued participation in life insurance, group health and all other employee welfare benefit plans through May 9, 2009 (or such earlier time as Mr. Månsson obtains equivalent coverages and benefits from a subsequent employer), (d) bonus payments of $980,000 for each of 2007 and 2008 and $346,000 for 2009, (e) full accelerated vesting of all stock options (50,000 options at an exercise price of $23.37) and restricted stock units (133,334 RSUs) granted to Mr. Månsson, with such stock options to remain exercisable for the duration for their ten year term, (f) reimbursement of outplacement services expenses, in an amount up to $35,000 and (g) reimbursement of expenses related to his relocation to Sweden, reimbursement of certain expenses related to the sale of his current principal residence in the United States (up to 6% of the sales price of such residence), and reimbursement of closing costs relating to the purchase of a new residence in Sweden (up to 3%), plus a tax-gross-up payment. The Company and Mr. Månsson agreed that the first six months of base salary payments would be paid in a lump sum on August 10, 2007, in compliance with Internal Revenue Code Section 409A. The confidentiality, non-solicitation and non-competition provisions in Mr. Månsson’s pre-existing employment agreement remain in full force and effect. In the event that there was a “Change of Control” (as defined in Mr. Månsson’s Employment Agreement) with respect to the Company within nine months after February 9, 2007, Mr. Månsson was entitled to receive (a) his annual base salary for an additional year, (b) continued participation in life insurance, group health and all other employee welfare benefit plans through May 9, 2010 (or such earlier time as Mr. Månsson obtains equivalent coverages and benefits from a subsequent employer), (c) an additional bonus payment of $980,000 and (d) an additional $15,000 on the limit of his reimbursable outplacement services. The Company recorded $8,418,000 of expense, including $3,218,000 of accelerated stock based compensation expense, within selling, general and administrative expenses during the quarter ended March 31, 2007 related to the Separation Agreement.

See “Summary Compensation Table” above for the actual payments to Mr. Månsson in fiscal 2007 under his Separation Agreement upon his resignation from the Company.

Kathleen Boyer

Ms. Boyer entered into an employment letter agreement with Eddie Bauer in July 2004 pursuant to which she agreed to serve as Senior Vice President, Chief Merchandising Officer of Eddie Bauer, Inc. The letter agreement provided for an annual base salary of $475,000, to be reviewed on an annual basis, and Ms. Boyer received a signing bonus of $100,000. Ms. Boyer also received an executive perquisite allowance of $18,000 per year for automobile expenses and/or financial, tax and estate planning. As a participant in the AIP, Ms. Boyer was eligible to receive a bonus targeted at 70% of her annual base salary if Eddie Bauer reached target performance goals. Ms. Boyer received a one-time relocation payment in connection with her relocation to the Seattle, Washington, area.

Separation Agreement.  On January 14, 2008, Ms. Boyer resigned, effective January 31, 2008, from her position as Senior Vice President and Chief Merchandising Officer. In connection with Ms. Boyer’s resignation, the Company and Ms. Boyer entered into a Separation Agreement, Waiver and Release, which provides for the payment to Ms. Boyer of the following amounts, which are substantially the amounts Ms. Boyer was entitled to receive in the event of termination without Cause under her employment agreement: (i) accrued but unpaid compensation through January 31, 2008; (ii) unused benefits, such as vacation days through January 31, 2008; (iii) 105% of Ms. Boyer’s annual base salary of $525,000 and the average of bonuses paid for the preceding two years; and (iv) a relocation payment of $10,000.

See “Eddie Bauer Termination Benefits” below for the potential payments to Ms. Boyer upon termination or Change in Control.

Shelley Milano

Ms. Milano entered into an employment letter agreement with Eddie Bauer in March 2005 pursuant to which she agreed to serve as Senior Vice President, General Counsel and Secretary. The letter agreement provided for an annual base salary of $350,000, subject to review on an annual basis, and the letter agreement provided for a signing bonus of $50,000. Ms. Milano also received an executive perquisite allowance of $14,000 per year for automobile expenses and/or financial, tax and estate planning. As a participant in the AIP, Ms. Milano was eligible to receive a bonus targeted at 70% of her annual base salary if Eddie Bauer reached target performance goals.

In early March 2007, Ms. Milano tendered her resignation as Senior Vice President, General Counsel and Secretary of the Company. See “Summary Compensation Table” above for payments made to Ms. Milano in 2007.

Eddie Bauer Termination Benefits

For purposes of the following termination benefits table, we have assumed that as of December 29, 2007, no NEO had (i) accrued and unpaid base salary, (ii) accrued and unpaid salary with respect to vacation days accrued but not taken through the date of termination, and (iii) any amounts or benefits earned, accrued or owing under any Company plan or program, which we collectively refer to as the “Accrued Compensation.” Upon a termination “By Company for Cause” or “By Officer Without Good Reason,” NEOs are entitled solely to Accrued Compensation. Since we have assumed that no Accrued Compensation is owing as of December 29, 2007, we have not included these termination amounts in the table below.

In fiscal 2007, all NEOs were covered by the Change in Control Plan with the exceptions of David Taylor, former interim CFO, and Howard Gross, former interim CEO. Mssrs. Mansson, Fiske and Helton had employment agreements or letters that further modified the Change in Control Plan as it applied to them. In addition, in fiscal 2007, five NEOs — Fabian Mansson, Neil Fiske, Kathleen Boyer, Shelley Milano and R. Thomas Helton — had employment agreements or letters that provided for severance benefits upon certain non-change in control termination events. Mr. Mansson and Ms. Milano resigned prior to fiscal year-end 2007 and are not eligible to receive payments upon a Change in Control, and therefore are not included within the Change of Control information below.

		Value of				Long-
		Accelerated			Life	Term
	Separation	Equity	Deferred	Excise Tax	Insurance	Disability
Name	Benefit(1)	Awards(2)	Compensation(3)	Gross Up(4)	Proceeds(5)	Payments	Total

Neil Fiske
By Company Without Cause	$4,650,708	$84,200	$724,546	$—	$—	$—	$5,459,454
By Officer for Good Reason	$4,650,708	84,200	724,546	—	—	—	5,459,454
Change in Control	$8,236,062	237,740	1,534,332	3,114,529	—	—	13,122,663
Death	$—	237,740	1,534,332	—	1,500,000	—	3,272,072
Disability	$—	237,740	1,534,332	—	—	5,625,000	7,397,072
Marv Toland
By Company Without Cause	$—	—	—	—	—	—	—
By Officer for Good Reason	$—	—	—	—	—	—	—
Change in Control	$1,446,449	70,510	—	584,729	—	—	2,101,688
Death	$—	—	—	—	1,360,000	—	1,360,000
Disability	$—	—	—	—	—	3,791,000	3,791,000
Kathleen Boyer
By Company Without Cause	$562,582	—	—	—	—	—	562,582
By Officer for Good Reason	$562,582	—	—	—	—	—	562,582
Change in Control	$2,202,491	145,828	—	—	—	—	2,348,319
Death	$—	—	—	—	1,500,000	—	1,500,000
Disability	$—	—	—	—	—	1,825,000	1,825,000
Ann Perinchief
By Company Without Cause	$—	—	—	—	—	—	—
By Officer for Good Reason	$—	—	—	—	—	—	—
Change in Control	$1,628,368	145,828	—	—	—	—	1,774,196
Death	$—	—	—	—	1,500,000	—	1,500,000
Disability	$—	—	—	—	—	3,175,000	3,175,000
R. Thomas Helton
By Company Without Cause	$659,961	—	—	—	—	—	659,961
By Officer for Good Reason	$659,961	—	—	—	—	—	659,961
Change in Control	$1,625,345	70,510	—	—	—	—	1,695,855
Death	$—	—	—	—	1,500,000	—	1,500,000
Disability	$—	—	—	—	—	1,155,000	1,155,000

(1)	All the NEOs are covered by the Company’s Change in Control Plan. Unvested equity grants vest upon a change-in-control, while cash severance and medical benefits coverage are only paid following a change in control if there is an involuntary termination without Cause or voluntary termination for Good Reason (as defined in the Plan). Neil Fiske and Tom Helton currently have employment agreements or letters that provide severance benefits following non-change-in-control termination.

(2)	Under the terms of Mr. Fiske’s employment agreement, upon an involuntary not for cause termination or a voluntary for good reason separation, a portion of his time-vested restricted stock and stock options’ vesting will accelerate. Upon termination as a result of death or disability, the vesting of all unvested time vested restricted stock and stock options accelerates.

(3)	Following a change-in-control or upon termination resulting from death or disability, all of Mr. Fiske’s unvested deferred compensation balance vest. Upon an involuntary termination not for cause or a voluntary termination for good reason, a portion of Mr. Fiske’s unvested deferred compensation balance vests.

(4)	All NEOs are eligible to receive tax gross-ups should they be subject to excise tax following a change in control. If it is determined that Mr. Fiske is entitled to a gross-up payment and a reduction in change in control benefit payments by $50,000 or less would eliminate his excise tax liability, benefit amounts payable shall be reduced so that excise tax does not apply.

(5)	Up to four times base salary, with maximum benefit capped at $1.5 million.

Director Compensation

In 2007, directors were entitled to receive the following compensation for service on the Company’s Board of Directors and committees of the Board:

Payment Classification	Amount Per Period	Payable

Director Retainer	$65,000/year	Quarterly in advance
2005 Initial Option Grant	$150,000 in value(1)	One-time option grant
Director Annual Equity Grants	$100,000 in RSUs(2)	Annually after annual meeting
Chair of the Board	$85,000/year	Quarterly in advance
Board meeting fee	$1,500/mtg	Quarterly in arrears
Committee meeting fee	$1,250/mtg	Quarterly in arrears
Chair of Audit Committee	$7,500/year	Quarterly in advance
Chair of Compensation Committee	$5,000/year	Quarterly in advance
Chair of Nominating and Corporate Governance Committee	$5,000/year	Quarterly in advance

(1)	Board members received an initial grant of stock options in 2005 equal to $150,000 on the date of grant, based on the closing price of the Company’s common stock on the date of grant. No additional stock options have been granted.

(2)	Board members receive an annual grant of RSUs equal to $100,000 on the date of grant, based on the closing price of the Company’s common stock on the Nasdaq market on such day. RSUs vest ratably over three years. As a result of the Company’s pursuit of strategic alternatives throughout 2006, in 2006 the Board of Directors did not authorize the grant of restricted stock units to which the non-employee directors were entitled, and granted the 2006 RSUs on June 12, 2007, together with the 2007 RSU grant.

In the first quarter of 2008, the Board, upon a recommendation of the Compensation Committee, increased the annual fees payable to the chairpersons of the Audit, Compensation and Nominating and Corporate Governance Committees to $20,000, $15,000 and $10,000, respectively, and decreased the annual retainer payable to the Chairman of the Board from $85,000 to $65,000.

Non-employee directors may, at their election, defer any portion of or their entire cash retainer, meeting fees and any other fees under our nonqualified deferred compensation plan. Directors also may defer, at the time of grant, RSUs granted to the deferred compensation plan, provided the deferral is made at least 12 months prior to the date of vesting. When a director elects to defer a portion of his or her cash compensation such amount is allocated to an account that tracks the performance of our common stock. Each deferred amount is assigned a number of hypothetical shares of our common stock at the time of the deferral based on the fair market value of the common stock on that date. The value of the deferred amount fluctuates with the value of our common stock and may lose value. At the elected time pursuant to the nonqualified deferred compensation plan, the value of the deferred amount is paid to the director in cash. Deferrals of RSUs are tracked in share amounts and the shares reflected in the deferred RSUs are distributed to the director at the elected distribution time.

The following summarizes the compensation paid by the Company to each non-employee director for the fiscal year ended December 29, 2007. Mr. Fiske, as an employee of the Company, does not receive compensation for services on the Board of Directors.

						Change in
						Pension Value
	Fees Earned				Non-Equity	and Nonqualified
	or Paid in		Stock	Option	Incentive Plan	Deferred	All Other
	Cash		Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)		($) (1)(2)(3)	($)(2)(4)	($)	Earnings	($)(5)	($)

William End	$105,000	(6)	$100,882	$66,640	—	$(73,195)	$19,284	$218,611
John Brouillard	117,250		100,882	66,640	—	(9,275)	19,284	294,781
Neil Fiske(7)	—		—	—	—	—	—	—
Howard Gross(8)	60,583		93,772	66,640	—	(9,275)	19,284	231,004
Paul Kirincic	100,250		100,882	66,640	—	—	30,244	298,016
William Redmond	45,722		17,457	—	—	—	—	63,179
Kenneth Reiss	113,500		100,882	66,640	—	—	30,244	311,266
Laurie Shahon	121,250		100,882	66,640	—	—	30,244	319,016
Edward Straw	112,250		100,882	66,640	—	(4,634)	28,459	303,597
Stephen Watson	120,000		100,882	66,640	—	—	37,621	325,143

(1)	As a result of the Company’s pursuit of strategic alternatives throughout 2006, in 2006 the Board of Directors did not authorize the grant of restricted stock units to which the non-employee directors were entitled, and granted the 2006 and 2007 restricted stock units in 2007.

(2)	The dollar amounts in these columns reflect the compensation expense/(income) recognized for financial statement reporting purposes for the fiscal year ended December 29, 2007, in accordance with SFAS 123R, and include amounts from awards granted prior to 2007. The assumptions used in the calculation of these amounts are included in footnote 16 to the Company’s audited financial statements for the fiscal year ended December 29, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2008.

(3)	At December 29, 2007, each non-employee director held 19,350 restricted stock units with the exception of Mr. Gross and Mr. Redmond, who held 28,891 and 7,535 RSUs, respectively.

(4)	At December 29, 2007, each non-employee director held options to purchase 17,000 shares of the Company’s common stock, with an exercise price of $23.37 per share with the exception of Mr. Redmond, who held no stock options.

(5)	Value of RSUs on settlement dates of July 2, 2007 (for November 2005 RSUs) and August 17, 2007 (for RSUs granted June 12, 2007 for 2006 services).

(6)	In 2007, Mr. End deferred $75,000 of the $180,000 of fees earned or paid in cash.

(7)	Mr. Fiske, as an employee, does not receive compensation for his service on the Board of Directors.

(8)	During the period from February 9, 2007 to July 9, 2007, while serving as the Company’s interim Chief Executive Officer, Mr. Gross did not receive compensation for serving on the Board of Directors.

Share Ownership Guidelines.  The Board of Directors has established a formal share ownership guidelines for members of the Board of Directors equal to five times each Board member’s annual retainer, to be achieved within five years from the later of implementation of the policy or commencement of Board service. The Board has not established formal ownership guidelines for the Company’s NEOs; however, the Company will explore implementing formal share ownership guidelines for NEOs in the future.

REPORT OF COMPENSATION COMMITTEE

The information in this Compensation Committee Report shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission or to be subject to Regulation 14A or 14C as promulgated by the Securities and Exchange Commission, or to the liabilities of Section 18 of the Securities and Exchange Act of 1934.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this definitive Proxy Statement.

The Compensation Committee

Stephen E. Watson (Chair)
John C. Brouillard
Paul E. Kirincic

Compensation Committee Interlocks and Insider Participation

During fiscal year 2007, the Compensation Committee of our Board of Directors consisted of Stephen E. Watson, John C. Brouillard and Paul E. Kirincic. None of our directors, other than Howard Gross, who served as Interim Chief Executive Officer from February 9, 2007 to July 9, 2007 and McNeil S. Fiske, who is our current President and Chief Executive Officer, has at any time served as an officer or employee of Eddie Bauer or any of its subsidiaries. None of our executive officers served as a member of the Board of Directors or Committee of any entity that has or has had one or more executive officers serving as a member of our Board of Directors or Committee.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

In accordance with its charter, our Audit Committee is responsible for reviewing and approving in advance all related party transactions that are referred to the Audit Committee by management, which would require disclosure pursuant to the SEC rules, and other related-party transactions required by Company policy to be reviewed and approved.

We request and receive questionnaires from all members of management and our Board regarding transactions that would be considered related party transactions. Except as disclosed below, neither our directors or executive officers, nor, to our knowledge, any stockholder owning more than five percent of our issued shares, nor any of their respective associates or affiliates, had any material interest, direct or indirect, in any material transaction to which we were a party during fiscal 2007, or which is presently proposed.

We believe, based on our reasonable judgment, but without further investigation, that the terms of each of the following transactions or arrangements between us and our affiliates, officers, directors or stockholders which were parties to the transactions were, on an overall basis, at least as favorable to us as could then have been obtained from unrelated parties.

Transactions with FTI Palladium Partners

We paid certain fees to FTI Palladium Partners, a company at which David Taylor, our Interim Chief Financial Officer through November 14, 2007, served as a Senior Managing Director, for services rendered by consultants of FTI Palladium Partners other than David Taylor. In fiscal year 2007, we paid FTI Palladium Partners $568,366 for such other consulting services. We believe the pricing of these services is comparable to prices paid by us to independent third parties.

Donald Perinchief’s Employment

Donald Perinchief, the husband of one of our NEOs, currently is employed, and was employed during fiscal year 2007, as Vice President, Licensing. In 2007, the Company paid Mr. Perinchief a base salary of $218,846 and a bonus of $9,030.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with all Section 16(a) forms that they file. Based solely upon our review of copies of the forms received by us and written representations from certain reporting persons that they have complied or not complied with the relevant filings requirements, we believe that, during the fiscal year ended December 29, 2007, all of our executive officers, directors and greater-than-10% stockholders complied with all Section 16(a) filing requirements other than one late Form 4 filing for Neil Fiske in July 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding beneficial ownership of our common stock as of March 3, 2008, by:

•	each of our non-employee directors;

•	each of our NEOs;

•	all of our directors and NEOs as a group; and

•	all other stockholders known by us to beneficially own more than five percent of our outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). Beneficial ownership information is based on most recent Form 3, 4 and 5 and Schedules 13D and 13G filings with the SEC and reports made directly to the Company. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, restricted stock, warrants, convertibles notes and/or restricted stock units (“RSU”) held by that person that are currently exercisable or exercisable within 60 days of February 15, 2008 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the notes to this table, and except pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Percentage ownership is based on 30,677,886 shares of common stock outstanding on March 3, 2008. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Eddie Bauer Holdings, Inc., 10401 NE 8th Street, Suite 500, Bellevue, WA 98004.

	Number of Shares
	of Common Stock	Percent of
	Beneficially	Common Stock
	Owned	Outstanding

Wellington Management Company, LLP(1)	3,963,444	12.9%
D.E. Shaw & Co., L.L.C.(2)	2,765,466	9.0%
FMR Corp.(3)	2,587,261	8.4%
Trafelet Capital Management, L.P., Trafelet & Company LLC, and Remy Trafelet(4)	2,333,900	7.6%
Peninsula Capital Management, LP, Peninsula Master Fund, Ltd. and Scott Bedford(5)	2,066,821	6.7%
JP Morgan Chase & Company(6)	1,857,839	6.1%
Third Point, LLC and Daniel S. Loeb(7)	1,645,300	5.4%
William T. End(8)	45,270	*
John C. Brouillard(9)	22,870	*
Howard Gross(10)	15,270	*
Paul E. Kirincic(11)	22,697	*
William Redmond	—	*
Kenneth M. Reiss(12)	31,697	*
Laurie M. Shahon(13)	21,697	*
Edward M. Straw(14)	21,984	*
Stephen E. Watson(15)	16,697	*
Fabian Mansson(16)	109,553	*
David Taylor	—	*
Neil Fiske	25,000	*
Marv Toland	11,000	*
Shelley Milano	45,500	*
Kathleen Boyer(17)	73,062	*
Ann Perinchief(18)	69,073	*
R. Thomas Helton	10,321	*
All directors and executive officers as a group (16 persons)(19)	349,888	1.1%

*	Indicates less than one percent.

(1)	Information based on Schedule 13G/A filed on February 14, 2008, with the SEC by Wellington Management Company, LLP (“Wellington Management”). According to the Schedule 13G, Wellington Management has (a) shared voting power over 2,392,273 shares and (b) shared dispositive power over 3,963,444 shares. The shares listed above are owned of record by clients of Wellington Management. Wellington Management acknowledges that, in its capacity as investment advisor, it may be deemed the beneficial owner of the shares listed above. The address for Wellington Management is 75 State Street, Boston, Massachusetts 02109.

(2)	Information based on Schedule 13G/A filed on February 14, 2008, with the SEC by D.E. Shaw & Co., L.L.C., D.E. Shaw & Co., L.P. and David E. Shaw. According to the Schedule 13G: (a) D.E. Shaw & Co., L.L.C., D.E. Shaw & Co., L.P. and David E. Shaw have shared voting and dispositive powers over and beneficially own 2,765,466 shares composed of (i) 1,382,733 shares in the name of D.E. Shaw Laminar Portfolios, L.L.C. and (ii) 1,382,733 shares in the name of D.E. Shaw Oculus Portfolios, L.L.C. David E. Shaw does not own any shares directly, but may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of such 2,765,466 shares. The address of each of D.E. Shaw & Co., L.L.C., D.E. Shaw & Co., L.P. and David E. Shaw is 120 W. 45th Street, Tower 45, 39th Floor, New York NY 10036.

(3)	Information based on Schedule 13G/A filed on February 14, 2008, with the SEC by FMR Corp. and certain related entities. According to the Schedule 13G/A: Fidelity Management & Research Company (“Fidelity”) beneficially owns 2,587,261 shares as a result of acting as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940; the number of shares beneficially owned by the investment companies includes 1,162,361 shares resulting from the assumed conversion of $15,750,000 principal amount of Eddie Bauer 5.25% Convertible Notes (73.8007 shares of Common Stock for each $1,000 principal amount of debenture). Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 1,424,900 shares. Edward C. Johnson 3d and certain members of his family, collectively, may form a controlling group with respect to FMR Corp. The address of each entity and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	Information based on Schedule 13G/A filed on February 14, 2008, with the SEC by Trafelet Capital Management, L.P., Trafelet & Company LLC, and Remy Trafelet (together, “Trafelet”). According to the Schedule 13G/A Trafelet has shared voting and shared dispositive power over all shares, and disclaims beneficial ownership in the shares except to the extent of their pecuniary interest therein. The address of Trafelet is 520 Madison Avenue, 39th Floor, New York, NY 10022.

(5)	Information based on the Schedule 13G filed on January 3, 2008, with the SEC by Peninsula Capital Management, LP and Scott Bedford reporting beneficial ownership of 2,066,821 shares, and 1,545,011 shares by Peninsula Master Fund, Ltd. According to the Schedule 13G, Peninsula Capital Management, LP, Peninsula Master Fund, Ltd. and Scott Bedford have shared voting and dispositive power over the shares, and disclaim beneficial ownership in the shares except to the extent of their pecuniary interest. The address of Peninsula Capital Management, LP, Peninsula Master Fund, Ltd. and Scott Bedford is 235 Pine Street, Suite 1600, San Francisco, CA 94104.

(6)	Information based on Schedule 13G filed on February 12, 2007, with the SEC by JPMorgan & Chase Co. and its wholly-owned subsidiary, JPMorgan Chase Bank, National Association. According to the Schedule 13G, JPMorgan & Chase Co. has sole voting and dispositive power over 1,857,839 shares. The address for JPMorgan & Chase Co., is 270 Park Avenue, New York, NY 10017.

(7)	Information based on Schedule 13G filed on February 14, 2008, with the SEC by Third Point, LLC and Daniel S. Loeb. According to the Schedule 13G, Third Point, LLC and Daniel S. Loeb have shared voting and dispositive power over all shares. The address for Third Point, LLC and Daniel S. Loeb is 390 Park Avenue, New York, NY 10022.

(8)	Consists of 33,937 shares and 11,333 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of February 15, 2008, held by Mr. End. Does not include 1,427 shares vested and deferred under the Company’s deferred compensation plan. See “Compensation Discussion and Analysis — Director Compensation” above for a description of the ability to defer RSUs.

(9)	Consists of 11,537 shares and 11,333 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of February 15, 2008, held by Mr. Brouillard. Does not include 1,427 shares vested and deferred under the Company’s deferred compensation plan.

(10)	Consists of 3,937 shares and 11,333 shares subject to stock options that are exercisable with in 60 days of February 15, 2008,held by Mr. Gross. Does not include 1,427 shares vested and deferred under the Company’s deferred compensation plan.

(11)	Consists of 11,364 shares and 11,333 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of February 15, 2008, held by Mr. Kirincic.

(12)	Consists of 20,364 shares and 11,333 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of February 15, 2008, held by Mr. Reiss.

(13)	Consists of 10,364 shares and 11,333 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of February 15, 2008, held by Ms. Shahon.

(14)	Consists of 10,651 shares and 11,333 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of February 15, 2008, held by Mr. Straw. Does not include 713 shares vested and deferred under the Company’s deferred compensation plan.

(15)	Consists of 5,364 shares and 11,333 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of February 15, 2008, held by Mr. Watson.

(16)	Consists of 9,553 shares and 100,000 shares of common stock reserved for issuance upon exercise of stock options that are exercisable. On February 9, 2007, in connection with Mr. Månsson’s resignation, his 50,000 unvested options vested in full and will remain exercisable for the duration of their 10-year term (November 3, 2015).

(17)	Consists of 45,500 shares and 27,562 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of February 15, 2008, held by Ms. Boyer.

(18)	Consists of 24,905 shares of common stock and 27,562 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of February 15, 2008. In addition, the total includes 7,550 shares and 9,056 shares of common stock reserved for issuance upon exercise of stock options that are exercisable within 60 days of February 15, 2008 held by Mr. Don Perinchief, her spouse. Ms. Perinchief disclaims beneficial ownership of the common stock underlying the stock options held by Mr. Perinchief.

(19)	Includes shares directly and indirectly owned, and shares subject to stock options exercisable within 60 days of February 15, 2008, for executive officers and directors as a group.

Securities Authorized for Issuance Under Equity Compensation Plans

At the end of fiscal 2007, the Company had one shareholder-approved equity compensation plan (the 2005 Plan, as amended and restated in 2007), and three equity compensation plans not approved by shareholders.

Plans Not Approved by Shareholders.  As of December 29, 2007, the Company had made inducement equity grants pursuant to Section 4350(i) of the Nasdaq Marketplace Rules to three individuals to accept employment with the Company: the CFO, the Senior Vice President and General Counsel and the Senior Vice President of Sourcing and Supply (the “Inducement Grants”). For purposes of the table below, we have assumed that all Inducement Grants made to a single individual, regardless of the terms of the grant or type (RSUs or stock options) as described below, are made under a single plan. Four types of Inducement Grants were made under the three plans:

•	RSUs vesting after four years of service;

•	Time-vested stock options, vesting ratably annually over four years, with a ten-year expiration;

•	Performance stock options, vesting after the Company’s common stock has had a closing price of $25 per share on the Nasdaq Global Market for 30 consecutive days, with a five-year expiration; and

•	Performance stock options, vesting after the Company’s common stock has had a closing price of $35 per share on the Nasdaq Global Market for 30 consecutive days, with a seven-year expiration.

Each stock option granted as an Inducement Grant has an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Market on the date of grant. In the event of termination of employment, other than in the event of a Change in Control, the following equity forfeitures will occur: (i) for termination without cause or by resignation of the employee: (A) all unvested stock options and RSUs are forfeited and (B) all vested stock options may be exercised within 90 days following the termination of employment; (ii) for termination of employment for cause, all unvested and vested stock options and unvested RSUs are forfeited as of the date of termination. Stock issued upon vesting of RSUs is not subject to forfeiture. See “Compensation Discussion and Analysis — Other Benefits — Change in Control Plan” above for a description of accelerated vesting of equity compensation in the event of a Change in Control.

Equity Compensation Plans.  The following table sets forth certain information concerning shares of the Company’s common stock authorized for issuance under the Company’s four equity compensation plans as of December 29, 2007:

				Number of Securities
				Remaining Available for
	Number of Securities to be		Weighted-average	Issuance Under Equity
	Issued Upon Exercise of		Exercise Price of	Compensation Plans
	Outstanding Options,		Outstanding Options,	(Excluding Securities
	Warrants and Rights		Warrants and Rights	Reflected in Column
Plan Category	(a)(#)		(b)($)	(a))(c)

Equity compensation plans approved by security holders: 2005 Plan	1,646,233	(1)	$17.31	2,022,820
Equity compensation plans not approved by security holders (3 Plans)	93,000		6.56	—

TOTAL	1,739,233		16.83	2,022,820

(1)	Reflects securities issued under the Company’s 2005 Plan. Includes stock options to acquire 1,283,500 shares of common stock at a weighted-average exercise price of $17.31 per share, and 362,733 RSUs.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ON BEHALF OF THE BOARD OF
DIRECTORS

Freya R. Brier
Senior Vice President and Corporate
Secretary

10401 NE 8th Street, Suite 500
Bellevue, WA 98004
March 19, 2008

EDDIE BAUER HOLDINGS, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, a stockholder of Eddie Bauer Holdings, Inc., a Delaware corporation, (the “Company”), hereby nominates, constitutes and appoints William T. End and McNeil S. Fiske Jr., or either one of them, as proxy of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company, to be held on May 2, 2008 and any postponements or adjournments thereof, and in connection therewith, to vote and represent all of the shares of the Company that the undersigned would be entitled to vote with the same effect as if the undersigned were present, as follows:
A VOTE “FOR” ALL ITEMS IS RECOMMENDED BY THE BOARD OF DIRECTORS:

Proposal 1.	To elect the nominees as directors:

NOMINEES
William T. End John C. Brouillard McNeil S. Fiske Jr.	Howard Gross Paul E. Kirincic William E. Redmond, Jr. Kenneth M. Reiss	Laurie M. Shahon Edward M. Straw Stephen E. Watson
☐	FOR ALL NOMINEES LISTED ABOVE (except as marked to the contrary below)
☐	WITHHELD for all nominees listed above
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below:
The undersigned hereby confer(s) upon the proxies and each of them discretionary authority with respect to the election of directors in the event that any of the above nominees is unable or unwilling to serve.

Proposal 2.	To ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 3, 2009.
	☐ FOR	☐ AGAINST	☐ ABSTAIN
The undersigned hereby revokes any other proxy to vote at the Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgment.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE OR, TO THE EXTENT NO CONTRARY DIRECTION IS INDICATED, WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ITEMS. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES.
The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting dated March 19, 2008 and the accompanying Proxy Statement relating to the Annual Meeting.

Dated:	, 2008

Signature:

Signature:

Signature(s) of Stockholder(s)
(See Instructions Below)
The Signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the Share Certificate. If stock is held jointly, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.
☐ Please indicate by checking this box if you anticipate attending the Annual Meeting.
PLEASE MARK, SIGN, DATE AND USING THE RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 1:00 a.m. (Central time) on May 2, 2008.

Internet		Telephone		Mail

www.investorvote.com/EBHI		1-800-652-VOTE (8683)

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares of common stock in the same manner as if you marked, signed and returned your proxy card.